UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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[	]	Soliciting Material Pursuant to § 240.14a-12

CBL & ASSOCIATES PROPERTIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CBL & Associates Properties, Inc. Letterhead

2030 Hamilton Place Blvd., Suite 500

Chattanooga, TN 37421

(423) 855-0001

March 30, 2007

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders which will be held at The Chattanoogan, 1201 South Broad Street, Chattanooga, Tennessee, on Monday, May 7, 2007 at 4:00 p.m. (EDT).

The Notice and Proxy Statement on the following pages contain details concerning the business to come before the meeting. Management will report on current operations and there will be an opportunity for discussion concerning the Company and its activities. Please sign and return your proxy card in the enclosed envelope to ensure that your shares will be represented and voted at the meeting even if you cannot attend. You are urged to sign and return the enclosed proxy card even if you plan to attend the meeting.

I look forward to personally meeting all stockholders who are able to attend.

Sincerely,

Chairman of the Board and
Chief Executive Officer

CBL & ASSOCIATES PROPERTIES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 7, 2007

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of CBL & Associates Properties, Inc., a Delaware corporation (the “Company”), will be held at The Chattanoogan, 1201 South Broad Street, Chattanooga, Tennessee, on Monday, May 7, 2007 at 4:00 p.m. (EDT) for the following purposes:

1.	To re-elect two directors to serve for a term of three years and until their respective successors are elected and qualified;

2.	To act upon a proposal to ratify the selection of Deloitte & Touche LLP as the independent registered public accountants for the Company’s fiscal year ending December 31, 2007; and

3.	To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.

In accordance with the provisions of the Company’s Bylaws, the Board of Directors has fixed the close of business on March 12, 2007, as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting.

Your attention is directed to the accompanying Proxy Statement.

Whether or not you plan to attend the meeting, we urge you to sign, date and promptly return the enclosed Proxy in order to ensure representation of your shares. An addressed envelope for which no postage is required if mailed in the United States is enclosed for that purpose. Returning your Proxy will not prevent you from voting your shares at the meeting if you desire to do so, as your Proxy is revocable at your option.

By Order of the Board of Directors

President and Secretary

Chattanooga, Tennessee

March 30, 2007

PROXY STATEMENT

CBL & ASSOCIATES PROPERTIES, INC.

2030 Hamilton Place Blvd.

Suite 500

CBL Center

Chattanooga, Tennessee 37421

ANNUAL MEETING OF STOCKHOLDERS

May 7, 2007

PROXIES

The enclosed proxy is solicited by and on behalf of the Board of Directors of CBL & Associates Properties, Inc., a Delaware corporation (the “Company”), for use at the annual meeting of stockholders of the Company (the “Annual Meeting”) to be held at The Chattanoogan, 1201 South Broad Street, Chattanooga, Tennessee, on Monday, May 7, 2007, at 4:00 p.m. (EDT) and at any and all postponements or adjournments thereof. Any proxy given may be revoked at any time before it is voted by filing with the Secretary of the Company either an instrument revoking it or a duly executed proxy bearing a later date. All expenses of the solicitation of proxies for the Annual Meeting, including the cost of mailing, will be borne by the Company. In addition to solicitation by mail, officers and regular employees of the Company may solicit proxies from stockholders by telephone, telegram or personal interview but will not receive additional compensation for such services. The Company also intends to request persons holding stock in their name or custody, or in the name of nominees, to send proxy materials to their principals and request authority for the execution of the proxies. The Company will reimburse such persons for the associated expense.

The Company anticipates mailing proxy materials and the Annual Report for the Company’s fiscal year ended December 31, 2006, on or about March 30, 2007, to stockholders of record as of March 12, 2007.

VOTING SECURITIES

Record Date and Shares Entitled to Vote

Only stockholders of record at the close of business on March 12, 2007 are entitled to vote on the matters to be presented at the Annual Meeting. The number of shares of the Company’s common stock, par value $.01 per share (“Common Stock”), outstanding on such date and entitled to vote was 65,605,028 shares.

Quorum Requirements

The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required for a quorum to transact business at the Annual Meeting with respect to those matters requiring approval by the holders of Common Stock, but if a quorum should not be present, the Annual Meeting may be adjourned from time to time until a quorum is obtained.

Votes Necessary to Approve the Proposals

The affirmative vote of the holders of a plurality of the shares of the Common Stock present or represented at the Annual Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented at the Annual Meeting is required for the ratification of the selection of Deloitte & Touche LLP as the independent registered public accountants (the “independent auditors”) for the Company’s fiscal year ending December 31, 2007. Each share of Common Stock is entitled to one vote with respect to those matters upon which such share is to be voted. No cumulative voting rights are authorized and dissenters’ rights are not applicable to these matters.

Voting Procedures

A proxy card is being mailed to each holder of shares of the Company’s Common Stock for voting with respect to each stockholder’s shares of Common Stock. Stockholders holding shares of Common Stock should complete, sign and return the proxy card to the Company.

Abstentions and broker non-votes (shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee does not have discretionary authority to vote on a particular proposal) will be counted as present at the Annual Meeting for the purpose of determining whether or not a quorum exists. Abstentions and broker non-votes will have no effect on the election of any nominee for director, so long as such nominee receives any affirmative votes. Abstentions and broker non-votes will generally have the same effect as negative votes with respect to matters other than the election of directors.

Unless contrary instructions are indicated on the accompanying proxy, the shares represented thereby will be voted in accordance with the recommendations of the Board of Directors.

ELECTION OF DIRECTORS

The Board of Directors currently consists of nine members divided into three classes (having two, three and four members, respectively) serving staggered three-year terms. Under the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Amended and Restated Bylaws (the “Bylaws”), a majority of the directors must be unaffiliated (“Independent Directors”) with the Company and its predecessor entity, CBL & Associates, Inc. and its affiliates (“CBL’s Predecessor”). Each year the term of office of one class of directors expires.

Upon the recommendation of the Company’s Nominating/Corporate Governance Committee, the Board of Directors intends to present for action at the Annual Meeting the re-election of Stephen D. Lebovitz and Winston W. Walker, whose present terms expire in 2007, to serve for a term of three years and until their successors are duly elected and shall qualify. Mr. Lebovitz is a director, President and Secretary of the Company. Mr. Walker is one of the Company’s six Independent Directors. Mr. Walker currently serves as a member of the Compensation and Nominating/Corporate Governance Committees of the Company’s Board of Directors and is Chairman of the Company’s Audit Committee.

Unless authority to vote for such directors is withheld, the enclosed proxy will be voted for such persons, except that the persons designated as proxies reserve discretion to cast their votes for other persons in the unanticipated event that any of such nominees is unable or declines to serve.

Nominees

Set forth below is information with respect to the nominees for election:

Name	Age	Current Position*

Stephen D. Lebovitz	46	Director, President and Secretary

Winston W. Walker	63	Director

__________________

*

The position shown represents the individual’s position with the Company and with CBL & Associates Management, Inc., a Delaware corporation (the “Management Company”), through which the Company’s property management and development activities are conducted.

Stephen D. Lebovitz has served as President and Secretary of the Company since February 1999 and as a Director of the Company since the completion of its initial public offering in November 1993. Since joining CBL’s Predecessor in 1988, Mr. Lebovitz has also served as Executive Vice President - Development/Acquisitions, Executive Vice President - Development, Senior Vice President - New England Office and as Senior Vice President - Community Center Development and Treasurer of the Company. Before joining CBL’s Predecessor, Mr. Lebovitz was affiliated with Goldman, Sachs & Co. from 1984 to 1986. He holds a MBA from Harvard University and he is past president of the Boston Jewish Family and Children’s Service, a member of the Board of Governors of the Combined Jewish Philanthropic, Boston, Massachusetts and a member of the Board of Directors of the Children’s Hospital Trust, Boston, Massachusetts. He is a Trustee and Divisional Vice President of the International Council of Shopping Centers (“ICSC”). Stephen D. Lebovitz is a son of Charles B. Lebovitz and a brother of Michael I. Lebovitz and Alan L. Lebovitz.

Winston W. Walker has served as a director of the Company since the completion of its initial public offering in November 1993. He is a member of the Compensation and Nominating/Corporate Governance Committees of the Board of Directors and is Chairman of the Company’s Audit Committee. Mr. Walker served as President and Chief Executive Officer of Provident Life and Accident Insurance Company of America (“Provident”) from 1987 until October 1, 1993, and served in various other capacities with Provident from 1974 to 1987. Mr. Walker is a director, a member of the Audit Committee and Chairman of the Compensation Committee of American Campus Communities, Inc. of Austin, Texas, a real estate investment trust (“REIT”) listed on the New York Stock Exchange (“NYSE”).

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” THE ELECTION OF THE

TWO DIRECTORS NAMED ABOVE

Directors and Executive Officers

Set forth below is information with respect to the directors and executive officers of the Company (other than Stephen D. Lebovitz and Winston W. Walker):

Name	Term Expires (1)	Age	Current Position (2)
Charles B. Lebovitz	2008	70	Chairman of the Board of Directors and Chief Executive Officer
John N. Foy	2009	63	Vice Chairman of the Board of Directors, Chief Financial Officer and Treasurer
Claude M. Ballard	2008	77	Director
Gary L. Bryenton	2008	67	Director
Martin J. Cleary	2009	71	Director
Matthew S. Dominski	2009	52	Director
Leo Fields	2008	78	Director
Ben S. Landress	—	79	Executive Vice President - Management
Augustus N. Stephas	—	64	Senior Vice President - Chief Operating Officer
Michael I. Lebovitz	—	43	Senior Vice President – Chief Development Officer
Victoria S. Berghel	—	54	Senior Vice President - General Counsel
Ronald L. Fullam	—	64	Senior Vice President - Development
Mark D. Mancuso	—	52	Senior Vice President - Director of Development - New England Office
Charles H. May, II	—	63	Senior Vice President - Development
Farzana K. Mitchell	—	55	Senior Vice President - Finance
Jerry L. Sink	—	56	Senior Vice President - Mall Management
Eric P. Snyder	—	57	Senior Vice President - Director of Corporate Leasing
R. Stephen Tingle	—	61	Senior Vice President - Development
Charles W.A. Willett, Jr.	—	57	Senior Vice President - Real Estate Finance

(1)	Indicates expiration of term as a director.
(2)	The position shown represents the individual’s position with the Company and with the Management Company.

Charles B. Lebovitz has served as Chairman of the Board and Chief Executive Officer of the Company since the completion of its initial public offering in November 1993 and is Chairman of the Executive Committee of the Board of Directors. Mr. Lebovitz also served as President of the Company until February 1999. Prior to the Company’s formation, he served in a similar capacity with CBL’s Predecessor. Mr. Lebovitz has been involved in shopping center development since 1961 when he joined his family’s development business. In 1970, he became affiliated with Arlen Realty & Development Corp. (“Arlen”) where he served as President of Arlen’s shopping center division, and, in 1978, he founded CBL’s Predecessor together with his associates (the “Associates”), including John N. Foy and Ben S. Landress. Mr. Lebovitz is currently a member of the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), an Advisory Director of First Tennessee Bank, N.A., Chattanooga, Tennessee and a National Vice Chairman of the United Jewish Appeal. Mr. Lebovitz has previously served as Chairman of the International Council of Shopping Centers and as a Trustee and Vice President (Southern Division) of the ICSC. He is the father of Stephen D. Lebovitz and Michael I. Lebovitz, executive officers of the Company, and Alan L. Lebovitz, one of the Company’s vice presidents.

John N. Foy has served as Vice Chairman of the Board of Directors and Treasurer of the Company since February 1999 and as a director and Chief Financial Officer of the Company since the completion of its initial public offering in November 1993. Until February 1999, he served as Executive Vice President – Finance, Chief Financial Officer and Secretary of the Company. Mr. Foy is a member of the Executive Committee of the Board of Directors. Prior to the Company’s formation, he served in similar executive capacities with CBL’s Predecessor. Mr. Foy has been involved in the shopping center industry since 1968 when he joined the Lebovitz family’s shopping center development business. In 1970, he became affiliated with the shopping center division of Arlen, and, in 1978, joined Charles B. Lebovitz in establishing CBL’s Predecessor. Mr. Foy served as Chairman of the Board of First Fidelity Savings Bank in Crossville, Tennessee from December 1985 until April 1994. Mr. Foy currently serves as a member of the Advisory Board of Regions Bank of Chattanooga, Tennessee, as Chairman of the Board of Directors of Chattanooga Neighborhood Enterprise, a non-profit organization based in Chattanooga, Tennessee and as a member of the Board of Directors of the Electric Power Board of Chattanooga, a non-profit agency of the City of Chattanooga, Tennessee. Mr. Foy is a former member of the Board of Governors of NAREIT.

Claude M. Ballard, CRE, M.A.I. has served as a director of the Company since the completion of its initial public offering in November 1993 and is Chairman of the Compensation Committee and a member of the Audit and Nominating/Corporate Governance Committees of the Board of Directors. Mr. Ballard has served as a general partner, limited partner and senior consultant of Goldman, Sachs & Co. and as a Senior Vice President in the real estate division of the Prudential Insurance Company of America. He is currently a director of Quapaw Council, Boy Scouts of America, Horizon Hotel Corp. and Research Solutions, Inc. Mr. Ballard is a member of the Board of Directors of St. Vincent’s Infirmary, Little Rock, Arkansas. In 1999, the United States Tax Court determined that Mr. Ballard had underpaid federal taxes and underreported income over a period of years ending in 1989 as result of participation in transactions found by the Tax Court to have involved serious financial improprieties. (Investment Research Associates, Ltd. and Subsidiaries, et al. v. Commissioner of Internal Revenue Service, T.C. Memo 1999-407). Because of the nature of the transactions, the Tax Court upheld the imposition of penalties under Internal Revenue Code Section 6663 and its predecessors. The Tax Court’s decision was upheld by the United States Court of Appeals for the Eleventh Circuit on February 13, 2003. Upon further appeal of the case to the United States Supreme Court, on March 7, 2005, the Supreme Court in Ballard v. Commissioner (544 U.S. 40 (2005)) reversed the decision of the Eleventh Circuit Court of Appeals and remanded the case for further proceedings consistent with the Supreme Court’s decision. The Eleventh Circuit Court of Appeals subsequently remanded the case to the Tax Court on November 2, 2005, with instructions to review the matter in accordance with the dictates of the Supreme Court. On February 1, 2007, the Tax Court issued an opinion on its reconsideration of the case (Estate of Burton W. Kanter, et al. v. Commissioner of Internal Revenue, T.C. Memo 2007-21), in which the Tax Court affirmed its original findings regarding underreporting of income, underpayment of taxes and the imposition of penalties under

Internal Revenue Code Section 6663 and its predecessors. Mr. Ballard has paid the taxes, penalties and interest at issue, and is appealing the Tax Court’s decision on remand in this case.

Gary L. Bryenton joined the Company as a director on January 31, 2001, in accordance with the terms of the Company’s acquisition of a portfolio of properties from Jacobs Realty Investors Limited Partnership, a Delaware limited partnership (“JRI”) and certain of its affiliates and partners (collectively referred to herein as the “Jacobs Group” and the acquisition is referred to herein as the “Jacobs Acquisition”). Mr. Bryenton is Chairman of the Company’s Nominating/Corporate Governance Committee and a member of the Audit Committee of the Board of Directors. Mr. Bryenton is a Senior Partner of the law firm of Baker & Hostetler LLP and has formerly served as the firm’s Executive Partner and Chief Operating Officer. He currently is a member of the Board of Trustees of each of Heidelberg College and the Rutherford B. Hayes Presidential Center.

Martin J. Cleary joined the Company as director on January 31, 2001, in accordance with the terms of the Jacobs Acquisition. Mr. Cleary is a member of the Company’s Compensation Committee. Mr. Cleary is the former President and Chief Operating Officer of The Richard E. Jacobs Group, Inc. He is currently a director of Guardian Life Insurance Company and a member of its Human Resources Committee. Mr. Cleary is also an ex-officio Trustee and former Chairman of the ICSC.

Matthew S. Dominski joined the Company as a director on February 2, 2005, when he was appointed to the Board of Directors to fill the un-expired term of William J. Poorvu, who retired from the Company’s Board in July 2004. Mr. Dominski is a member of the Company’s Audit, Compensation and Nominating/Corporate Governance Committees. From 1993 through 2000, Mr. Dominski served as Chief Executive Officer of Urban Shopping Centers (“Urban”). Urban was formerly one of the largest regional mall property companies in the United States and was a publicly traded REIT listed on the NYSE and the Chicago Exchange. Following the purchase of Urban by Rodamco North America in 2000, Mr. Dominski served as Urban’s President until 2002. In 2003, Mr. Dominski formed Polaris Capital, LLC, a Chicago, Illinois based real estate investment firm of which he currently is joint owner. From 1998 until 2004, Mr. Dominski served as a member of the Board of Trustees of the ICSC.

Leo Fields has served as a director of the Company since the completion of its initial public offering in November 1993 and is a member of the Executive Committee of the Board of Directors. Mr. Fields is Co-Chairman of Weisberg & Fields, Inc., an investment advisory firm he started in 1991. From 1984 through 1991, Mr. Fields directed Leo Fields Interests, a private investment firm. He was affiliated with Zale Corporation from 1947 until his retirement in 1984, serving, from 1981 to 1984, as Vice Chairman and a member of Zale’s Executive Committee. Mr. Fields is also a director of the M. B. and Edna Zale Foundation.

Ben S. Landress serves as Executive Vice President – Management of the Company. He has held that position since January 1997. Prior to that time, Mr. Landress served as Senior Vice President - Management and prior thereto, he served in a similar capacity with CBL’s Predecessor. Mr. Landress is responsible for general corporate administration and is the Company’s Compliance Officer. Mr. Landress has been involved in the shopping center business since 1961 when he joined the Lebovitz family’s development business. In 1970, he became affiliated with Arlen’s shopping center division, and, in 1978, joined Charles B. Lebovitz as an Associate in establishing CBL’s Predecessor.

Augustus N. Stephas serves as Senior Vice President – Chief Operating Officer of the Company. He was promoted to that position in February 2007. Previously, Mr. Stephas served as Senior Vice President – Accounting and Controller of the Company, having held these positions since January 1997. Mr. Stephas joined CBL’s Predecessor in July 1978 as Controller and was promoted to Vice President in 1984. From 1970 to 1978, Mr. Stephas was affiliated with the shopping center division of Arlen, first as accountant and later as assistant controller.

Michael I. Lebovitz serves as Senior Vice President – Chief Development Officer of the Company. He was promoted to that position in June 2006. Previously, Mr. Lebovitz served the Company as Senior Vice President – Mall Projects, having held that position since January 1997. Prior to that time, Mr. Lebovitz served as Vice President - Development and as a project manager for the Company. Mr. Lebovitz joined CBL’s Predecessor in 1988 as a project manager for CoolSprings Galleria in Nashville, Tennessee, and was promoted to Vice President in 1993. Prior to joining CBL’s Predecessor, he was affiliated with Goldman, Sachs & Co. from 1986 to 1988. He is past President of the Jewish Community Federation of Greater Chattanooga, serves on the national boards of United Jewish Communities, Hillel and the United States Holocaust Memorial Council and is a Board Member of the Chattanooga United Way. Michael I. Lebovitz is a son of Charles B. Lebovitz and a brother of Stephen D. Lebovitz and Alan L. Lebovitz.

Victoria S. Berghel serves as Senior Vice President – General Counsel of the Company. She was promoted to that position effective January 1, 2006. Ms. Berghel formerly served as Vice President – Deputy General Counsel since joining the Company in February 2004. Prior to joining the Company, Ms. Berghel served as a Vice President – Law – Real Estate, Construction and Environmental Affairs for Sears, Roebuck and Co. (1996 – 2004). Before joining Sears in 1996, she was a partner with the Baltimore, Maryland law firm of Weinberg & Green (now part of the law firm of Saul Ewing LLP). Ms. Berghel earned her law degree from the University of Maryland School of Law (J.D., 1977) where she was on the Editorial Board of the Maryland Law Review. Ms. Berghel has been a member of the American College of Real Estate Lawyers since 1989 and has served as Chair of the Maryland State Bar Association’s Section of Real Property, Planning and Zoning from 1994 to 1996. She serves on the Advisory Board of the John Marshall School of Law LLM-Real Estate program and is a member of the Law Conference Program Committee for the ICSC having previously served as co-chair (2003) and chair (2004) of the ICSC Law Conference and as a dean of the ICSC University of Shopping Centers School of Shopping Center Law.

Ronald L. Fullam serves as Senior Vice President – Development of the Company. He has held that position since January 1997. Prior to that time, Mr. Fullam served as Vice President - Development of the Company. Mr. Fullam joined Arlen’s shopping center development division as a project manager in August 1977 and CBL’s Predecessor as a Vice President upon its formation in 1978.

Mark D. Mancuso serves as Senior Vice President – Director of Development – New England Office of the Company. He was promoted to that position effective January 1, 2006. Mr. Mancuso formerly served as Vice President and Director of Community Center Development – Boston Office. Prior to joining the Company in 1989, he was a partner with The Pyramid Companies (1984-1989). Mr. Mancuso holds a MBA from Harvard University and is currently a State Director for the ICSC and Chairman of the Board of the West Suburban YMCA in Newton, Massachusetts.

Charles H. May, II serves as a Senior Vice President – Development of the Company. Mr. May joined the Company in June 2003. Prior to joining the Company, he served as Vice President – Real Estate (2002 – 2003) and Senior Director – Real Estate (1994 – 2002), for Sears, Roebuck and Co. Prior to 1994, Mr. May served in various capacities, including Vice President, Secretary and General Counsel and Senior Vice President – Development, with Homart Development and served as Vice President of Coldwell Banker Commercial Real Estate Group. Mr. May is a member of the ICSC and the Urban Land Institute.

Farzana K. Mitchell serves as Senior Vice President – Finance of the Company. She has held that position since September 2000. Prior to joining the Company, Ms. Mitchell was Vice President of Equitable Real Estate (successor to Lend Lease Real Estate Investments prior to its acquisition by Morgan Stanley). Ms. Mitchell served the Equitable and Lend Lease Companies for 18 years in various senior financial positions and as Deputy Portfolio Manager for Equitable/Axa Financial’s mortgage portfolio. From 1976 to 1982, she served as Assistant Treasurer of IRT Property Company, a former REIT. Ms. Mitchell received her BBA degree in Economics, MBA in Accounting and a MS in Real Estate and Urban Affairs from Georgia State University. She is a certified public accountant, licensed in the state of Georgia.

Jerry L. Sink serves as Senior Vice President – Mall Management of the Company. He has held that position since February 1998. Prior to that time, Mr. Sink had served as Vice President - Mall Management since joining the Company in July 1993. Mr. Sink served as Vice President of Retail Asset Management for Equitable Real Estate, Chicago, Illinois, from January 1988 to June 1993 and, prior to January 1988, he was affiliated with General Growth Companies, Inc. as Vice President of Management. Mr. Sink holds the designation of Senior Certified Shopping Center Manager (“SCSM”) as recognized by the ICSC.

Eric P. Snyder serves as Senior Vice President – Director of Corporate Leasing of the Company. He has held these positions since January 1997. Mr. Snyder joined CBL’s Predecessor as a project manager in 1978 and was promoted to Vice President in 1984 and to Vice President and Director of Corporate Leasing in 1992. From 1974 to 1978, Mr. Snyder was a leasing agent and project manager for Arlen’s shopping centers.

R. Stephen Tingle serves as Senior Vice President – Development of the Company. He has held that position since January 2000. Prior to that time, Mr. Tingle served as Vice President and Director of Community Center Development – Chattanooga Office. Mr. Tingle joined CBL’s Predecessor in 1986 as a project manager for community and neighborhood shopping centers and was promoted to Vice President of Development in 1988. From 1978 to 1986, Mr. Tingle engaged in the practice of law.

Charles W.A. Willett, Jr. serves as Senior Vice President – Real Estate Finance of the Company. He has held that position since January 2002. Mr. Willett was promoted to Vice President - Real Estate Finance in 1996 and held that position until his promotion to Senior Vice President as stated above. Prior to 1996, Mr. Willett participated in the Company’s finance department and he served in a similar capacity with CBL’s Predecessor prior to 1993. Mr. Willett joined CBL’s Predecessor in 1978 and prior thereto, he was affiliated with Arlen in its finance and accounting departments.

Operation of the Company’s Business; Certain Aspects of the Company’s Capital Structure

The Company operates through its two wholly-owned subsidiaries, CBL Holdings I, Inc., a Delaware corporation (“CBL Holdings I”), and CBL Holdings II, Inc., a Delaware corporation (“CBL Holdings II”). Through the referenced subsidiaries, the Company currently holds a 1.615% sole general partner interest and a 54.811% limited partner interest in CBL & Associates Limited Partnership, a Delaware limited partnership (the “Operating Partnership”). See “Certain Relationships and Related Transactions – Operating Partnership Agreement; CBL Rights”. The Company conducts substantially all of its business through the Operating Partnership. The Company conducts its property management and development activities through the Management Company, which is a taxable REIT subsidiary of the Operating Partnership, to comply with certain technical requirements of the Internal Revenue Code of 1986, as amended.

On May 9, 2005, the Company’s stockholders approved an increase in the authorized shares of Common Stock under the Certificate of Incorporation to 180,000,000 shares from 95,000,000 shares. On May 10, 2005, the Board of Directors approved a two-for-one stock split of the Company’s Common Stock, which was effected in the form of a stock dividend (the “6/15/05 Stock Split”). The record date for the 6/15/05 Stock Split was June 1, 2005, and the distribution date was June 15, 2005. The common units and special common units of limited partnership interest in the Operating Partnership were also split on a two-for-one basis so that they continue to be exchangeable on a one-for-one basis into shares of the Company’s Common Stock.

Certain Terms of Jacobs Acquisition

In connection with the Jacobs Acquisition and pursuant to a voting and standstill agreement (the “Voting/Standstill Agreement”), the Company agreed to expand its Board of Directors from seven to nine members and to nominate two designees of JRI as members of the Board. Martin J. Cleary and Gary L. Bryenton were appointed to the Board as these initial designees. Under the Voting/Standstill Agreement, JRI will continue to be entitled to nominate two Board members until JRI, together with Richard E. Jacobs and certain members of his family and certain trusts for the benefit of the families of Richard E. Jacobs and David H. Jacobs (collectively, the “Jacobs Persons”), as a group, beneficially own fewer than 13.55 million special common units in the Operating Partnership (“SCUs”) and shares of Common Stock (adjusted to reflect the 6/15/05 Stock Split), following which JRI will be entitled to nominate only one Board member. JRI will no longer be entitled to nominate any Board members if the Jacobs Persons, as a group, beneficially own fewer than 6.67 million SCUs and shares of Common Stock (adjusted to reflect the 6/15/05 Stock Split). Pursuant to the Voting/Standstill Agreement, CBL’s Predecessor and certain of the Company’s executive officers have agreed to vote their shares in favor of JRI’s designees until the twelfth anniversary of the Jacobs Acquisition. The Jacobs Persons have agreed to a 12-year standstill period during which they will not seek to acquire control of the Company and will not participate in a group which seeks to acquire such control. The Jacobs Persons also agreed until the twelfth anniversary of the Jacobs Acquisition to vote their shares in favor of the election of the Board’s nominees to the Board of Directors who are running unopposed and uncontested. Effective as of January 1, 2006, the Voting/Standstill Agreement was amended to remove Martin J. Cleary as a party to that agreement. Neither Martin J. Cleary nor Gary L. Bryenton are parties to the Voting/Standstill Agreement, nor is either of them a party to any agreement which obligates them to vote with management of the Company on any matter.

Corporate Governance Matters

Overview. The Board of Directors has adopted guidelines on corporate governance (including director independence criteria), committee charters, and a code of business conduct and ethics setting forth the Company’s corporate governance principles and practices and, effective as of January 1, 2006, the Company adopted amended and restated guidelines on corporate governance incorporating all previous guidelines on corporate governance and including additional policy statements (collectively, as amended and restated, referred to herein as the “Corporate Governance Guidelines”). See “Corporate Governance Matters – Additional Policy Statements”. These documents can be accessed in the “Investing – Corporate Governance” section of the Company’s website at cblproperties.com or by directing a written request for copies to the Company at CBL & Associates Properties, Inc., CBL Center, Suite 500, 2030 Hamilton Place Boulevard, Chattanooga, Tennessee 37421-6000, Attention: Director of Investor Relations.

Director Independence. The Board has adopted a set of director independence standards (“Director Independence Standards”) for evaluating the independence of each of the directors in accordance with the requirements of the Securities and Exchange Commission (“SEC”) and of the NYSE corporate governance standards. In March 2007, the Board undertook its annual review of director independence pursuant to NYSE Rule 303A.02(a) and the provisions of the Company’s Director Independence Standards (as set forth below). During this process, the Board reviewed whether any director has any relationship with the Company’s independent auditors that would preclude independence under SEC and NYSE rules, or any material relationship with the Company (either directly or as a partner, member, shareholder or officer of an organization that has a relationship with the Company) which could (directly or indirectly) materially impact the ability of such director or nominee to exert his independent judgment and analysis as a member of the Board. As a result of this review, the Board affirmatively determined that six of the Company’s nine directors were independent under the standards of the SEC and NYSE and as set forth in the Company’s Director Independence Standards. Messrs. Charles B. Lebovitz, Stephen D. Lebovitz and John N. Foy, who are executive officers of the Company and employees of the Management Company, were not deemed independent. In making the independence determinations with respect to the other six directors, the Board considered the following matters and determined that they did not interfere with the independence of the following three directors: (i) with respect to Mr. Cleary and Mr. Bryenton, the Company’s contractual commitments in connection with the terms of the Jacobs Acquisition as described above (see above “Certain Terms of Jacobs Acquisition”); (ii) with respect to Mr. Cleary, the fact that, due to his retained ownership interests in certain entities within the Jacobs Group that contributed properties to the Operating Partnership in connection with the Jacobs Acquisition, he intends to recuse himself from participation in any Board decision involving the taxable sale of, or a significant reduction in the debt encumbering, any such properties that could trigger income tax liability based on the unrealized gain attributable to the difference between the fair market value and the adjusted tax basis in such properties immediately prior to the Jacobs Acquisition; (iii) with respect to Mr. Bryenton, the fact that he continues to serve as legal counsel to the Jacobs Group and to certain members of the Jacobs family, but solely concerning matters unrelated to the Company and the Jacobs Acquisition (for which such parties employ separate counsel); and (iv) with respect to Mr. Fields, the fact that he is Co-Chairman of Weisberg & Fields, Inc., an investment advisory firm that provides certain advisory services, from time to time, to Charles B. Lebovitz, members of his family and to the Lebovitz Family Charitable Trust, a charitable foundation. In 2006, fees paid to Weisberg & Fields, Inc. by Charles B. Lebovitz, members of his family and the Lebovitz Family Charitable Trust totaled approximately $171,000. The full text of the Director Independence Standards is as follows:

A.	GENERAL INDEPENDENCE REQUIREMENTS

In determining whether or not any director or nominee for director may be considered “independent”, the Board shall apply the following criteria:

(1)         No director or nominee shall be deemed “independent” unless the Board affirmatively determines that the director or nominee satisfies the requirements stated herein and has no material relationship with the Company (either directly or as a partner, member, shareholder or officer of an organization that has a relationship with the Company). For purposes of this test, a relationship with the Company shall be deemed to be a “material” relationship which precludes a determination that a director or nominee is independent if, in the opinion of the Board and in light of all the relevant facts and circumstances, such relationship (directly or indirectly) could materially impact the ability of such director or nominee to exert his or her independent judgment and analysis as a member of the Board. For purposes hereof, ownership of the Company’s stock (even in a significant amount) or ownership of securities convertible to the Company’s stock shall not be viewed, in and of themselves, as a bar to a finding of independence. To assist in this determination, the Company shall periodically (at least annually and prior to any nominee becoming a director for his or her initial term as a director) deliver to the directors and/or nominees for directorships a Directors and Officers Questionnaire designed to elicit information from such director or nominee as to material relationships and other information relative to these Independence Standards; and

(2)         In addition, to be considered “independent,” a director or nominee must satisfy all other independence criteria for directors of a publicly traded company which are now, or may be hereafter, set forth in applicable federal statutes and rules promulgated by the SEC, and in the related listing standards promulgated by the NYSE and any other exchange upon which the Company’s stock may be listed, as such statutes and/or rules and listing standards may be revised or amended from time to time.

B.	ADDITIONAL AUDIT COMMITTEE INDEPENDENCE REQUIREMENTS

In determining whether or not any director or nominee satisfies the “independence” requirement for Audit Committee membership, in addition to satisfying all of the requirements set forth in Paragraph A hereof, such director also must satisfy the following:

Such director or nominee must satisfy all additional requirements for the independence of audit committee members of publicly traded companies which are now, or may be hereafter, set forth in applicable federal statutes and rules promulgated by the SEC, and in the related listing standards promulgated by the NYSE and any other exchange upon which the Company’s stock may be listed, as such statutes and/or rules and listing standards may be revised or amended from time to time.

The Director Independence Standards also are included as an exhibit to the Company’s Corporate Governance Guidelines, which can be found in the “Investing – Corporate Governance” section of the Company’s website at cblproperties.com. A copy may also be obtained upon request from the Company’s Director of Investor Relations at the address provided above.

Additional Policy Statements.         Effective as of January 1, 2006, the Company has included additional policy statements as part of the Corporate Governance Guidelines. A summary of these new policy statements is as follows:

Limits on Other Board Participation – a policy statement that limits to four (4) the number of other public company boards (not counting the Company’s Board) upon which a director may serve at any given time.

Minimum Stock Ownership for Non-Employee Directors – a policy statement that provides that by the later of five (5) years from the adoption of the policy or becoming a member of the Company’s Board, a Non-Employee Director (a director that is not an employee of the Company, currently, the Independent Directors) must own at least the lesser of 3,500 shares of the Company’s Common Stock or $150,000 worth of the Company’s Common Stock.

Minimum Stock Ownership for Executive Officers – a policy statement that provides that by the later of five (5) years from the adoption of the policy or becoming an executive officer, such executive officer must own an amount of the Company’s Common Stock, determined as set forth in the policy statement, having a value at least equal to the following formula amounts:

Executive Officer	Level of Stock Ownership

Chief Executive Officer	3x prior calendar year’s annual base salary
President	2x prior calendar year’s annual base salary
Chief Financial Officer	2x prior calendar year’s annual base salary
Executive Vice President	2x prior calendar year’s annual base salary
Senior Vice Presidents	1x prior calendar year’s annual base salary

Changes in Director’s Principal Occupation or Business Association – a policy statement that provides that when the principal occupation or business association of a member of the Board of Directors changes substantially from the position he or she held when originally invited to join the Board of Directors, such director shall promptly tender his or her resignation as a director to the Chairman of the Board of Directors. The Nominating/Corporate Governance Committee shall then review whether it is appropriate and in the best interests of the Company to allow the continued participation of such director as a member of the Board of Directors of the Company. If the Nominating/Corporate Governance Committee recommends that such director should no longer serve as a member of the Board of Directors of the Company as a result of such change, and the full Board of Directors (excluding the director at issue) ratifies such recommendation, then the tender of resignation by the affected director shall be accepted by the Board of Directors.

Initial Term of Director Appointed to Fill a Board Vacancy – a policy statement that provides that any director appointed by the Board of Directors of the Company to fill a vacancy created by the departure of another director shall serve only until the next regularly scheduled annual meeting of the Company’s stockholders. In order for such director to continue to serve thereafter, he or she must be nominated and duly elected to fill the remainder of the term to which the director was originally appointed (or for another full term, as appropriate).

Executive Sessions for Independent Directors. In accordance with the NYSE Rule 303A.03, the Independent Directors of the Company meet from time to time in scheduled executive sessions without management participation. The Board of Directors has designated Winston W. Walker as lead Independent Director, solely for the purpose of chairing these executive sessions. The Independent Directors met in four executive sessions during 2006.

Communicating with the Board of Directors. The Company provides a process for stockholders to send communications to the Board or any of the directors. Stockholders may send written communications to the Board or any of the directors c/o the Corporate Secretary, CBL & Associates Properties, Inc., 2030 Hamilton Place Blvd., Suite 500, CBL Center, Chattanooga, Tennessee, 37421-6000. All communications will be compiled by the Company’s Corporate Secretary and submitted to the Board or the individual director(s) to whom such communication is addressed. It is the Company’s policy that all directors attend the Annual Meeting unless they are prevented from attending due to scheduling conflicts or important personal or business reasons; provided, however, it is the Company’s policy that a majority of the directors (including a majority of the Company’s Independent Directors) attend each Annual Meeting. All of the Company’s directors attended the 2006 Annual Meeting of Stockholders.

Code of Business Conduct and Ethics. The Board has adopted an Amended and Restated Code of Business Conduct and Ethics, as amended (the “Code of Business Conduct”) that applies to all directors, officers and employees, including the Company’s principal executive officer, principal financial officer and principal accounting officer. The Code of Business Conduct is available in the “Investing – Corporate Governance” section of the Company’s website at cblproperties.com, or at no charge by written request to the Company’s Director of Investor Relations at the address provided above. The purpose of the Code of Business Conduct is to provide a codification of standards that is reasonably designed to deter wrongdoing and to promote accountability for and adherence to the standards of the Code, including honest and ethical conduct; the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely and understandable disclosure in the Company’s filings with the SEC and in other public communications by the Company; and compliance with all applicable rules and regulations that apply to the Company and to its directors, officers and employees.

Board of Directors’ Meetings and Committees

The Board of Directors has established standing Executive, Audit, Compensation and Nominating/ Corporate Governance Committees. The Board of Directors met eight times and took action by unanimous written consent three times during 2006. Each director attended more than 75% of the aggregate of (i) the total number of Board meetings and (ii) the total number of meetings of Board committees on which the director served at the time during 2006.

Executive Committee. The Executive Committee is comprised of Charles B. Lebovitz (Chairman), John N. Foy and Leo Fields. The Executive Committee may exercise all the powers and authority of the Board of Directors of the Company in the management of the business and affairs of the Company as permitted by law; provided, however, unless specifically authorized by the Board of Directors, the Executive Committee may not exercise the power and authority of the Board of Directors with respect to (i) the declaration of dividends, (ii) issuance of stock, (iii) amendment to the Company’s Certificate of Incorporation or Bylaws, (iv) filling vacancies on the Board of Directors, (v) approval of borrowings in excess of $40 million per transaction or series of related transactions, (vi) hiring executive officers, (vii) approval of acquisitions or dispositions of property or assets in excess of $40 million per transaction and (viii) certain transactions between the Company and its directors and officers and certain sales of real estate and reductions of debt that produce disproportionate tax allocations to CBL’s Predecessor pursuant to the Company’s Bylaws. The Executive Committee met five times and took action by unanimous written consent one time during 2006.

Audit Committee. The Audit Committee is comprised of Winston W. Walker (Chairman), Claude M. Ballard, Gary L. Bryenton and Matthew S. Dominski, all of whom the Board of Directors has determined are Independent Directors pursuant to the independence requirements of Sections 303A.02 and 303A.07(b) of the listing standards of the NYSE as currently applicable. The Audit Committee operates pursuant to a written amended and restated charter adopted by the Board of Directors on February 3, 2004. A copy of the amended and restated charter is available and can be accessed in the “Investing – Corporate Governance” section of the Company’s website at cblproperties.com, or at no charge by written request to the Company’s Director of Investor Relations at the address provided above. The Audit Committee is responsible for the engagement of the independent auditors and the plans and results of the audit engagement. The Audit Committee approves audit and non-audit services provided by the independent auditors and the fees for such services and reviews the adequacy of the Company’s internal accounting controls as well as the Company’s accounting policies and results. The Audit Committee met six times during 2006.

Compensation Committee. The Compensation Committee is comprised of Claude M. Ballard (Chairman), Martin J. Cleary, Matthew S. Dominski and Winston W. Walker, all of whom the Board of Directors has determined are Independent Directors. The Compensation Committee operates pursuant to a written charter adopted by the Board of Directors on February 3, 2004. A copy of the charter is available and can be accessed in the “Investing – Corporate Governance” section of the Company’s website at cblproperties.com, or at no charge by written request to the Company’s Director of Investor Relations at the address provided above. The Compensation Committee generally reviews and approves compensation programs and, specifically, reviews and approves salaries, bonuses, stock awards and stock options for officers of the Company of the level of vice president or higher. The Compensation Committee administers the Amended and Restated CBL & Associates Properties, Inc. Stock Incentive Plan (the “Stock Incentive Plan”), but typically delegates the responsibility for routine, ministerial functions related to the Stock Incentive Plan, such as the documentation and record-keeping functions concerning awards issued under the plan, to employees in the Company’s accounting and treasury departments, with assistance from Company counsel. Similar authority is delegated to the same individuals with respect to the record keeping and tax reporting functions applicable to the Company’s other compensation programs, including those for officers of the level of vice president or higher. Notwithstanding the delegation of these routine administrative responsibilities, however, the Compensation Committee retains responsibility for all policy-making decisions related to such compensation matters and for setting the level of all such compensation. In exercising this authority, the Compensation Committee considers the suggestions of management of the Company and gives particular weight to the recommendations of the Company’s Chairman and Chief Executive Officer with regard to the compensation of all officers other than himself. The Compensation Committee met two times and took action by unanimous written consent one time during 2006.

Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee is comprised of Gary L. Bryenton (Chairman), Claude M. Ballard, Matthew S. Dominski and Winston W. Walker, all of whom the Board of Directors has determined are Independent Directors. The Nominating/Corporate Governance Committee operates pursuant to a written charter adopted by the Board of Directors on February 3, 2004. A copy of the charter is available and can be accessed in the “Investing – Corporate Governance” section of the Company’s website at cblproperties.com, or at no charge by written request to the Company’s Director of Investor Relations at the address provided above. The Nominating/Corporate Governance Committee reviews and makes recommendations to the Board of Directors regarding various aspects of the Board of Directors’ and the Company’s governance processes and procedures. The Nominating/Corporate Governance Committee also evaluates and recommends candidates for election to fill vacancies on the Board, including consideration of the renominations of members whose terms are due to expire. The Nominating/Corporate Governance Committee requires a majority of the Company’s directors to be “independent” in accordance with applicable requirements of the Company’s Certificate of Incorporation and Bylaws as well as rules of the SEC and NYSE (including certain additional independence requirements for Audit Committee members). A set of uniform Director Independence Standards, which was used in making all such Independent Director determinations, is set forth above and is included in the Company’s Corporate Governance Guidelines, a copy of which is available in the “Investing – Corporate Governance” section of the Company’s website at cblproperties.com. In addition and as part of the evaluation of potential candidates, the Nominating/Corporate Governance Committee considers the breadth of a candidate’s business and professional skills and experiences, diversity of background, reputation for personal integrity, and ability to devote sufficient time to Board service, as well as the Company’s needs for particular skills, insight and/or talents on the Board of Directors. For incumbent directors whose terms of office are set to expire, the Nominating/Corporate Governance Committee reviews such directors’ overall service during their term, including the number of meetings attended, level of participation and quality of performance. With respect to the Board seats presently held by Mr. Cleary and Mr. Bryenton, the Nominating/Corporate Governance Committee also considers the Company’s contractual commitments in connection with the terms of the Jacobs Acquisition, as discussed above.

The Nominating/Corporate Governance Committee will consider candidates for Board of Directors’ seats proposed by stockholders. Any such proposals should be made in writing to CBL & Associates Properties, Inc., 2030 Hamilton Place Blvd., Suite 500, CBL Center, Chattanooga, Tennessee, 37421-6000, Attention: Corporate Secretary, and must be received no later than December 1, 2007, in order to be considered for inclusion in the Company’s proxy statement for the 2008 Annual Meeting. In order to be considered by the Nominating/Corporate Governance Committee, any candidate proposed by stockholders will be required to submit appropriate biographical and other information equivalent to that required of all other director candidates, including consent to an initial background check. The Nominating/Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates on the criteria set forth above regardless of whether the candidate was recommended by a stockholder or by the Company. The Nominating/Corporate Governance Committee met two times in 2006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth information available to the Company as of March 12, 2007, with respect to the ownership of Common Stock by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director of the Company, (iii) each named executive officer of the Company, as defined below, and (iv) all directors and executive officers as a group. Except as otherwise indicated, each person named below has sole investment and voting power with respect to the securities shown. Except as otherwise indicated, the address of each beneficial owner of more than 5% of the outstanding Common Stock is the Company’s address.

	Number of Shares(1)	Rule 13d-3 Percentage(1)	Fully-Diluted Percentage(2)
FMR Corporation (3) 82 Devonshire St. Boston, MA 02109	9,797,111	14.93%	8.43%
Barclays Global Investors, NA (4) 45 Fremont St., 17th Floor San Francisco, CA 94105	5,358,063	8.17%	4.61%
Vanguard Group, Inc (5). 100 Vanguard Blvd. Malvern, PA 19355	3,505,678	5.34%	3.02%
American Century Investment Management, Inc. (6) 4500 Main Street Kansas City, MO 64111	3,318,032	5.06%	2.85%
Affiliates of Jacobs Realty Investors Limited Partnership (7) 25425 Center Ridge Road Cleveland, OH 44145-4122	22,962,436	25.93%	19.75%
CBL & Associates, Inc.(“CBL’s Predecessor”) (8)	17,663,908	22.00%	15.19%
Charles B. Lebovitz (9)	19,239,319	23.57%	16.52%
John N. Foy (10)	1,168,580	1.77%	*
Stephen D. Lebovitz (11)	971,798	1.47%	*
Eric P. Snyder (12)	558,036	*	*
Augustus N. Stephas (13)	85,909	*	*
Martin J. Cleary (14)	445,886	*	*
Leo Fields (15)	132,300	*	*
Claude M. Ballard (16)	112,900	*	*
Winston W. Walker (17)	24,900	*	*
Matthew S. Dominski (18)	2,000	*	*
Gary L. Bryenton (19)	5,900	*	*
All executive officers and directors (21 persons) as a group (20)	24,282,214	28.78%	20.70%

* Less than 1%

(1)

The Company conducts all of its business activities through the Operating Partnership. Pursuant to the third amended and restated partnership agreement of the Operating Partnership and all subsequent amendments thereto (collectively, the “Operating Partnership Agreement”), each of the partners of the Operating Partnership, which include, among others, CBL’s Predecessor and certain of the executive officers named in this Proxy Statement, has the right (“CBL Rights”) to exchange all or a portion of its common units or special common units (as applicable) in the Operating Partnership for shares of Common Stock or their cash equivalent, at the Company’s election. Under the terms of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shares of Common Stock that may be acquired within 60 days are deemed outstanding for purposes of computing the percentage of Common Stock owned by a stockholder. Therefore, for purposes of Rule 13d-3 of the Exchange Act, percentage ownership of the Common Stock is computed based on the sum of (i) 65,605,028 shares of Common Stock actually outstanding as of March 12, 2007, (ii) as described in the accompanying footnotes, each individual’s or entity’s share of 50,662,521 shares of Common Stock that may be acquired upon exercise of CBL Rights by the individual or entity whose percentage of share ownership is being computed (but not taking account of the exercise of CBL Rights by any other person or entity) and (iii) as described in the accompanying footnotes, each individual’s share of 1,354,136 shares of Common Stock that may be acquired within 60 days of March 12, 2007 upon the exercise of outstanding options by the individual whose percentage of share ownership is being computed (but not taking into account the exercise of such outstanding options by any other person). Amounts shown were determined without regard to applicable ownership limits contained in the Company’s Certificate of Incorporation.

(2)

The Fully-Diluted Percentage calculation is based on (i) 65,605,028 shares of Common Stock outstanding and (ii) assumes the full exercise of all CBL Rights for shares of Common Stock by all holders of common units and SCUs of the Operating Partnership (in each case, without regard to applicable ownership limits), for an aggregate of 116,267,549 shares of Common Stock. The Fully-Diluted Percentage calculation does not include 1,354,136 shares of Common Stock subject to outstanding stock options other than, with respect to each person whose fully-diluted percentage is being computed, shares which may be acquired within 60 days of March 12, 2007 upon the exercise of outstanding options.

(3)

In a Schedule 13G/A filed on February 14, 2007 by FMR Corporation (“FMR”), FMR reported that as of December 31, 2006, it beneficially owned 9,797,111 shares of Common Stock, or 14.93% of the total shares outstanding as of March 12, 2007. FMR reported that of the 9,797,111 shares of Common Stock beneficially owned, it possesses sole voting power with respect to 1,062,903 shares of Common Stock and sole dispositive power with respect to 9,797,111 shares of Common Stock.

(4)

In a Schedule 13G filed on January 23, 2007 by Barclays Global Investors, NA (“BGI”) and a group of its affiliated companies, BGI reported, as of December 31, 2006, aggregate beneficial ownership of 5,358,063 shares of Common Stock, or 8.17% of the total shares outstanding as of March 12, 2007. Of the 5,358,063 shares of Common Stock beneficially owned, BGI and its affiliates reported that they possessed sole voting power with respect to 4,927,827 shares of Common Stock and sole dispositive power with respect to 5,358,063 shares of Common Stock, as follows: BGI (sole voting power over 3,658,341 shares and sole dispositive power over 4,088,577 shares); Barclays Global Fund Advisors (sole voting and dispositive power over 1,128,264 shares); Barclays Global Investors, Ltd. (sole voting and dispositive power over 37,159 shares); and Barclays Global Investors Japan Limited (sole voting and dispositive power over 104,063 shares).

(5)

In a Schedule 13G filed on February 14, 2007 by Vanguard Group, Inc. (“Vanguard”), Vanguard reported that as of December 31, 2006, it beneficially owned 3,505,678 shares of Common Stock, or 5.37% of the total shares outstanding as of March 12, 2007. Vanguard reported that of the 3,505,678 shares of Common Stock beneficially owned, it possesses sole voting power with respect to 26,846 shares of Common Stock and sole dispositive power with respect of 3,505,678 shares of Common Stock.

(6)

In a Schedule 13G/A filed on February 13, 2007 by American Century Investment Management, Inc. (“ACIM”), ACIM reported that as of December 31, 2006, it beneficially owned 3,318,032 shares of Common Stock, or 5.26% of the total shares outstanding as of March 12, 2007. ACIM reported that of the 3,318,032 shares of Common Stock beneficially owned, it possesses sole voting power with respect to 2,213,460 shares of Common Stock and sole dispositive power with respect to 3,318,032 shares of Common Stock.

(7)

Includes 22,962,436 shares of Common Stock that may be acquired by the Jacobs Group on exercise of CBL Rights with respect to SCUs owned by the Jacobs Group. The Jacobs Group received the above-referenced SCUs as part of the Jacobs Acquisition. See “Election of Directors – Certain Terms of Jacobs Acquisition.”

(8)

Includes (i) 2,985,678 shares of Common Stock owned directly (410,000 of which are pledged to First Tennessee Bank as security for a loan to CBL’s Predecessor), (ii) 14,483,498 shares of Common Stock that may be acquired upon the exercise of CBL Rights and (iii) 194,732 shares of Common Stock that may be acquired by four entities controlled by CBL’s Predecessor (CBL Employees Partnership/Conway, Foothills Plaza Partnership, Girvin Road Partnership and Warehouse Partnership) upon the exercise of CBL Rights.

(9)

Includes (i) 182,540 shares of unrestricted Common Stock owned directly, (ii) 34,200 shares of restricted Common Stock that Mr. Lebovitz received under the Stock Incentive Plan (8,280 of which will vest within sixty days of March 12, 2007), (iii) 8,683 shares owned by Mr. Lebovitz’ wife and 29,794 shares held in trusts for the benefit of his grandchildren (of which Mr. Lebovitz disclaims beneficial ownership), all as to which Mr. Lebovitz may be deemed to share voting and investment power, (iv) 705,806 shares of Common Stock that may be acquired by Mr. Lebovitz upon the exercise of CBL Rights, (v) 158,000 shares of Common Stock subject to options granted under the Stock Incentive Plan that are currently exercisable or that become exercisable with respect to such shares within sixty days of March 12, 2007, (vi) 17,663,908 shares of Common Stock beneficially owned by CBL’s Predecessor as described in Note (8) above, which Mr. Lebovitz may be deemed to beneficially own by virtue of his control of CBL’s Predecessor, and (vii) 456,388 shares of Common Stock that may be acquired by College Station Associates, an entity controlled by Mr. Lebovitz, upon the exercise of CBL Rights.

(10)

Includes (i) 561,898 shares of unrestricted Common Stock owned directly, (ii) 34,200 shares of restricted Common Stock that Mr. Foy received under the Stock Incentive Plan (8,280 of which will vest within sixty days of March 12, 2007), (iii) 378,482 shares of Common Stock that may be acquired by Mr. Foy upon the exercise of CBL Rights and (iv) 194,000 shares of Common Stock subject to options granted under the Stock Incentive Plan that are currently exercisable or that become exercisable with respect to such shares within sixty days of March 12, 2007. Totals do not include 26,640 shares of Common Stock previously transferred by Mr. Foy to a partnership consisting of Mr. Foy’s two sisters, with respect to which Mr. Foy disclaims any beneficial ownership in such shares and in such partnership.

(11)

Includes (i) 234,546 shares of unrestricted Common Stock owned directly (including 202,033 shares held, together with other securities, in brokerage accounts with respect to which Mr. Lebovitz maintains margin lending arrangements), (ii) 55,980 shares of restricted Common Stock that Mr. Lebovitz received under the Stock Incentive Plan (8,280 of which will vest within sixty days of March 12, 2007), (iii) 503,272 shares of Common Stock that may be acquired by Mr. Lebovitz upon the exercise of CBL Rights and (iv) 178,000 shares of Common Stock subject to options granted under the Stock Incentive Plan which are currently exercisable or that become exercisable with respect to such shares within sixty days of March 12, 2007.

(12)

Includes (i) 434,578 shares of unrestricted Common Stock owned directly (which are held, together with other securities, in a brokerage account with respect to which Mr. Snyder maintains margin lending arrangements), (ii) 8,000 shares of restricted Common Stock that Mr. Snyder received under the Stock Incentive Plan (2,120 of which will vest within sixty days of March 12, 2007), (iii) 12,566 shares of Common Stock owned by Mr. Snyder’s wife and 2,414 shares of Common Stock owned by Mr. Snyder’s children, as to which Mr. Snyder may be deemed to share voting and investment power, (iv) 96,878 shares of Common Stock that may be acquired by Mr. Snyder upon the exercise of CBL Rights and (v) 3,600 shares of Common Stock subject to options granted under the Stock Incentive Plan that are currently exercisable or that become exercisable with respect to such shares within sixty days of March 12, 2007.

(13)

Includes (i) 11,769 shares of unrestricted Common Stock owned directly, (ii) 8,000 shares of restricted Common Stock that Mr. Stephas received under the Stock Incentive Plan (2,120 of which will vest within sixty days of March 12, 2007), (iii) 55,340 shares of Common Stock that may be acquired by Mr. Stephas upon the exercise of CBL Rights and (iv) 10,800 shares of Common Stock subject to options granted under the Stock Incentive Plan that are currently exercisable or that become exercisable with respect to such shares within sixty days of March 12, 2007.

(14)

Includes (i) 441,186 shares of Common Stock that may be acquired by Mr. Cleary upon the exercise of CBL Rights with respect to SCUs indirectly owned by Mr. Cleary and which are included in the amount shown for the Jacobs Group, see Footnote (7) above, (ii) 2,000 shares of Common Stock subject to immediately exercisable stock options granted to Mr. Cleary under the Stock Incentive Plan and (iii) 2,700 shares of restricted Common Stock granted to Mr. Cleary under the Stock Incentive Plan.

(15)

Includes (i) 48,000 shares of Common Stock owned by a family limited partnership created by Mr. Fields and his wife and in which Mr. Fields serves as a general partner (including 1,000 shares of restricted Common Stock, as discussed below), (ii) 80,600 shares of Common Stock held by members of Mr. Fields’ family, with respect to which Mr. Fields acts as investment adviser and might be deemed to share investment power, and of which Mr. Fields disclaims beneficial ownership, (iii) 2,000 shares of Common Stock owned by Mr. Fields’ individual retirement account and (iv) 2,700 shares of restricted Common Stock granted to Mr. Fields under the Stock Incentive Plan (1,700 of which Mr. Fields holds directly and 1,000 of which he holds as part of the 48,000 shares held by his family limited partnership).

(16)

Includes (i) 57,000 shares of Common Stock owned directly, (ii) 23,000 shares of Common Stock owned by a family limited partnership created by Mr. Ballard and his wife and in which Mr. Ballard serves as a general partner, (iii) 24,200 shares of Common Stock owned by the Ballard Family Foundation as to which Mr. Ballard may be deemed to share voting and investment power and of which Mr. Ballard disclaims beneficial ownership, (iv) 6,000 shares of Common Stock subject to immediately exercisable stock options granted to Mr. Ballard under the Stock Incentive Plan and (v) 2,700 shares of restricted Common Stock granted to Mr. Ballard under the Stock Incentive Plan.

(17)

Includes (i) 21,000 shares of Common Stock owned by a trust of which Mr. Walker is a co-trustee and co-beneficiary, as to which he may be deemed to share voting and investment power, (ii) 1,200 shares of Common Stock owned by Mr. Walker’s wife, as to which he may be deemed to share voting and investment power and (iii) 2,700 shares of restricted Common Stock granted to Mr. Walker under the Stock Incentive Plan.

(18)	Includes 2,000 shares of restricted Common Stock granted to Mr. Dominski under the Stock Incentive Plan.

(19)

Includes (i) 1,200 shares of Common Stock owned directly, (ii) 2,000 shares of Common Stock subject to immediately exercisable stock options granted to Mr. Bryenton under the Stock Incentive Plan and (iii) 2,700 shares of restricted Common Stock granted to Mr. Bryenton under the Stock Incentive Plan.

(20)

Includes an aggregate of (i) 5,289,548 shares of unrestricted Common Stock beneficially owned directly or indirectly by members of such group (466,056 of which are pledged as security for loans and an additional 636,611 of which are held in brokerage accounts subject to margin lending arrangements), (ii) 231,080 shares of restricted Common Stock that members of such group received under the Stock Incentive Plan (48,880 of which will vest within sixty days of March 12, 2007), (iii) 17,739,990 shares of Common Stock that may be acquired by members of such group upon the exercise of CBL Rights which they hold directly or indirectly through other entities and (iv) 1,021,596 shares of Common Stock subject to options granted to members of such group under the Stock Incentive Plan that are currently exercisable or that become exercisable with respect to such shares within sixty days of March 12, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely upon the Company’s review of copies of such reports furnished to it through the date hereof, or written representations that no other reports were required to be filed, the Company believes that during the fiscal year ended December 31, 2006 all officers, directors and ten percent stockholders complied with the filing requirements applicable to them, except for the following late filings for the following directors or executive officers: Charles H. May, II (one report covering one transaction); Augustus N. Stephas (one report covering two transactions); R. Stephen Tingle (one report covering one transaction); and Winston W. Walker (one report covering one transaction). The Company is not aware of any failure to file a required report by any of its Section 16(a) reporting persons.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Company is a self-managed, self-administered, fully-integrated real estate company which is engaged in the ownership, marketing, management, leasing, expansion, development, redevelopment, acquisition and financing of regional malls, open air and community and neighborhood centers. The Company itself has no employees other than its statutory officers and its officers receive all of their compensation in their capacity as employees of the Management Company, which also employs all of the other personnel engaged in the operation of the Company’s business.

The Compensation Committee determines all matters related to the compensation of all officers of the Company of the level of vice president or higher and administers the Company’s Amended and Restated Stock Incentive Plan, as amended (the “Stock Incentive Plan”). The Compensation Committee operates under a written charter adopted by the Board of Directors on February 3, 2004. A copy of the charter is available and can be accessed in the “Investing – Corporate Governance” section of the Company’s website at cblproperties.com.

The factors, objectives and policies underlying each element of compensation paid to the Named Executive Officers are discussed below.

The Compensation Committee’s objectives in administering the Company’s executive compensation with respect to the Named Executive Officers are to ensure that pay levels and incentive compensation are (i) competitive in attracting and retaining the best personnel, (ii) properly linked to the Company’s performance, and (iii) simple in design. To fulfill these objectives, the compensation approach for the Named Executive Officers includes three primary elements: base salary, discretionary bonuses and periodic grants of stock awards and stock options pursuant to the Stock Incentive Plan.

The base salary and discretionary cash bonus components of the compensation of the Named Executive Officers are designed to provide the Company’s executives with immediate, tangible rewards commensurate with the Compensation Committee’s evaluation of their contributions to the Company’s current performance (including the successful completion of specific projects or the attainment of other specified objectives considered by the Compensation Committee in determining the amount of annual bonus payments to certain officers).

The Compensation Committee believes that one of the most effective means of both encouraging and rewarding the creation of long-term value for the Company’s stockholders by senior executives (including the Named Executive Officers), as well as retaining superior management talent, is to use the Stock Incentive Plan to ensure that such individuals attain a significant proprietary interest in the Company. As detailed above under the heading “Corporate Governance Matters – Additional Policy Statements,” the Company has adopted stock ownership guidelines for both non-employee directors and executive officers in its Corporate Governance Guidelines. The Compensation Committee, as well as the entire Board of Directors, believes that it is in the best interests of the Company’s stockholders for those who manage and oversee the Company’s operations to have a stake in the creation of long-term stockholder value. The time-vested stock option and stock award elements of compensation, coupled with the opportunity (as discussed below) offered to all of the Company’s officers to receive amounts payable with respect to annual bonuses in unrestricted shares of Common Stock, are designed to work in conjunction with the stock ownership guidelines to encourage and create ownership and retention of the Company’s stock by both directors and key employees (including the Named Executive Officers), thereby matching their interests to those of stockholders and allowing the opportunity for such individuals to build a meaningful ownership stake in the Company.

Additionally, the Company’s four most senior executives – three of whom are Named Executive Officers Charles B. Lebovitz, John N. Foy and Stephen D. Lebovitz – have entered into agreements under the Stock Incentive Plan pursuant to which they receive all amounts representing annual increases over each of their base salaries since 1995 (net of the dollar amounts withheld for taxes) in the form of quarterly installments of the Company’s unrestricted Common Stock rather than cash, with the number of shares issued in payment of each such installment determined based on the market price of the Common Stock at the end of each applicable pay period.

The Compensation Committee believes that these arrangements set a favorable tone for management decisions throughout the organization, in that they represent a significant commitment by the Company’s top management team to align both their immediate and long-term financial interests with those of the Company’s stockholders.

The processes followed by the Compensation Committee in establishing each of the three key elements of compensation for the Company’s officers are discussed in more detail below. In making its annual determinations with regard to each of these three elements, the Compensation Committee considers the input of the Company’s senior management with respect to each individual’s performance during the current year, and particularly that of the Company’s Chief Executive Officer, Charles B. Lebovitz, who participates in an advisory capacity in the Compensation Committee’s evaluation of the compensation of each of the Company’s officers, including each of the Named Executive Officers (other than himself). As a key element in this process, each officer of the Company (including each of the Named Executive Officers) participates in an annual review of such officer’s performance. Such annual reviews (other than the annual review of the Chief Executive Officer) are undertaken by one or more of the Chief Executive Officer and the President, generally accompanied by the immediate supervisor of the officer being evaluated. The annual review of Charles B. Lebovitz is undertaken by the Compensation Committee.

The Compensation Committee also considers such issues as historical levels of compensation for each officer, the relationship of the level of each officer’s compensation to the overall compensation of the Company’s officers and the performance of the Company’s business for the year in question. The Compensation Committee does not, however, use a formulaic approach in considering any of these factors and the compensation paid to each officer. Compensation decisions are based primarily on the Compensation Committee’s discretionary evaluation of each individual’s annual performance in conjunction with the annual performance reviews discussed above, but with such factors also being considered.

Base Salaries – The Compensation Committee establishes base salaries for the Named Executive Officers reflecting the Compensation Committee’s consideration of a variety of factors, including each Named Executive Officer’s level of responsibility, overall performance, experience and tenure with the Company, as well as the Compensation Committee’s evaluation of the Company’s overall performance. The Compensation Committee’s determination of each Named Executive Officer’s base salary also includes a review of base salaries for executives at a group of seven comparable publicly traded mall REITs whose compensation structures the Committee reviewed in making base salary decisions for 2006. The seven publicly traded mall REITs used for comparison were: General Growth Properties, Inc.; The Macerich Company; The Mills Corporation; Glimcher Realty Trust; Simon Property Group, Inc.; Taubman Centers, Inc. and Pennsylvania Real Estate Investment Trust. The Compensation Committee annually evaluates and approves adjustments to the base salaries of the Named Executive Officers, with such review and adjustments normally being undertaken during the fourth quarter to be effective for the following fiscal year.

Bonus Opportunities – For 2006, the Compensation Committee also provided each of the Company’s Named Executive Officers with the opportunity to earn bonuses designed to reward such persons for the achievement of objectives believed by the Compensation Committee to contribute significantly to the Company’s overall performance and the creation of stockholder value. For most of the Company’s officers, including Named Executive Officers John N. Foy, Stephen D. Lebovitz and Eric P. Snyder, in determining the potential bonus that each could earn, as well as the amount ultimately paid, the Compensation Committee considered the successful continuation and/or completion of development, financing, leasing and re-leasing, expansions, acquisitions and joint ventures with respect to the Company and its properties identified by the Compensation Committee as being within such executive’s areas of responsibility. The maximum potential bonuses that the Compensation Committee provided that three of the Named Executive Officers could earn based on the consideration of such matters for fiscal 2006 were as follows: John N. Foy – $725,000; Stephen D. Lebovitz – $725,000; and Eric P. Snyder – $325,000. While the actual amount of any bonus payout is normally determined by the Compensation Committee with reference to the successful continuation or completion of the projects or matters designated by the Compensation Committee for each officer (as well as the officer’s continued employment with the Company), the Compensation Committee retains the discretion to increase, decrease or eliminate a bonus payment to any officer in accordance with its ultimate evaluation of such officer’s performance during the year. For three of the Company’s most senior executives, including Named Executive

Officers Charles B. Lebovitz and Augustus N. Stephas, the Compensation Committee allocated up to $1,125,000 of funds to be available as bonuses that could be earned by such officers for 2006, consisting of specified maximum bonuses that could be earned by these two Named Executive Officers totaling $975,000 plus the opportunity to share (together with one other senior executive officer) in an unallocated discretionary bonus pool of up to $150,000. The potential bonus payouts set by the Compensation Committee for Charles B. Lebovitz and Augustus N. Stephas pursuant to this allocation were as follows: Charles B. Lebovitz - $725,000 plus any additional participation in the unallocated $150,000 pool, and Augustus N. Stephas - $250,000 plus any additional participation in the unallocated $150,000 pool. The actual bonus payments to these two Named Executive Officers, including the amount (if any) to be paid out of the $150,000 unallocated pool, were determined during the fourth quarter of 2006 by the Compensation Committee, based upon its evaluation of such officer’s performance and contributions to the Company’s overall performance during the year without consideration of specifically designated projects. As an additional means of encouraging equity ownership in the Company, the Compensation Committee allows each officer who receives a bonus (including the Named Executive Officers) the choice of whether to have the bonus paid in cash or in unrestricted shares of the Company’s Common Stock issued under the Stock Incentive Plan. The number of shares issued for any bonus that an officer elects to receive in Common Stock is determined based on the market value of the Common Stock on the date when such bonus becomes payable.

Restricted Stock Awards – The third principal element of the compensation of the Company’s officers (including the Named Executive Officers) for 2006 was awards of shares of restricted stock under the Company’s Stock Incentive Plan. Restricted stock awards to both officer and non-officer employees typically are made annually in May, in conjunction with the Company’s annual meeting of stockholders, and generally vest in five equal annual installments beginning on the first anniversary of the grant. The Compensation Committee’s objective in making restricted stock awards to the Company’s officers (including the Named Executive Officers) is to increase the alignment of their economic interests with the interests of the Company’s stockholders, thereby supplementing the incentives provided by annual bonuses with additional incentives for the officers (including the Named Executive Officers) to manage the Company with a view towards maximizing long-term stockholder value. The number of shares granted annually to officers, including the Named Executive Officers, is based on the Compensation Committee’s consideration of each officer’s level of responsibility, experience and tenure with the Company and the Committee’s evaluation of each officer’s performance during the preceding year. In determining the total amount of restricted stock to be granted annually, including awards to Company officers, the Compensation Committee also considers such factors as the number of shares available for issuance under the Stock Incentive Plan, potential dilution and the Company’s overall performance during the preceding year.

Section 162(m) Issues. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) imposes a $1,000,000 ceiling on a publicly traded company’s federal income tax deduction for compensation paid in a taxable year to an individual who, on the last day of the taxable year, was (i) the chief executive officer or (ii) among the four other most highly compensated executive officers whose compensation is reported in the Summary Compensation Table in such company’s proxy statement. The limitation does not apply to any compensation that satisfies the certain specific and detailed requirements to be treated as “qualified performance-based compensation” under Section 162(m) and its associated regulations.

The Compensation Committee has reviewed the potential impacts of Section 162(m) on the anticipated tax treatment to the Company and its officers (including the Named Executive Officers) in its review and establishment of compensation programs and payments. While the Compensation Committee generally seeks to preserve the Company’s ability to claim any applicable tax deductions for compensation paid to executives to the greatest extent practicable, the Compensation Committee also believes that stockholder interests are best served by having the Committee retain the discretion and flexibility to structure certain elements of the Company’s incentive compensation programs based on considerations other than the full deductibility of compensation.

Summary Compensation Table

The following table sets forth information regarding the compensation of the Company’s Chief Executive Officer, its Chief Financial Officer and its next three most highly compensated executive officers (these three, together with Charles B. Lebovitz and John N. Foy being herein referred to as the “Named Executive Officers”) for the Company’s fiscal year ended December 31, 2006:

Summary Compensation Table (1)
Name and Principal Position(2)	Year	Salary ($) (3)	Bonus ($) (3)	Stock Award(s) ($) (4)	Option Award(s) ($) (5)	All Other Compensation ($) (6)	Total Compensation ($)
Charles B. Lebovitz, Chairman of the Board and Chief Executive Officer	2006	558,494	675,000	580,074	22,416	22,000	1,857,984
John N. Foy, Vice Chairman of the Board, Chief Financial Officer and Treasurer	2006	486,320	675,000	264,674	22,416	21,000	1,469,410
Stephen D. Lebovitz, Director, President and Secretary	2006	475,000	675,000	267,674	22,416	19,000	1,456,090
Eric P. Snyder, Senior Vice President – Director of Corporate Leasing	2006	431,832	325,000	63,398	12,612	19,000	851,842
Augustus N. Stephas, Senior Vice President – Chief Operating Officer	2006	454,107	250,000	63,398	12,612	19,000	799,117

(1)	All compensation cost resulting from amounts paid to the Named Executive Officers as shown in this table is recognized at the Management Company, which is a taxable REIT subsidiary of the Company.

(2)	The position shown represents the individual’s position with the Company and the Management Company.

(3)

As described in more detail in the Grants of Plan-Based Awards Table and related footnotes on herein, each of Charles B. Lebovitz, John N. Foy and Stephen D. Lebovitz have elected to receive a portion of their salary and/or bonus compensation payable with respect to 2006 in the form of unrestricted shares of the Company’s Common Stock issued under the Stock Incentive Plan. The aggregate amount of salary and bonus compensation paid in this manner for each of such officers was as follows: Charles B. Lebovitz – $118,000 of salary; John N. Foy – $168,000 of salary and $675,000 of bonus compensation; and Stephen D. Lebovitz – $198,000 of salary. Each of the Named Executive Officers also elected to contribute a portion of his salary to the CBL & Associates Management, Inc. 401(k) Profit Sharing Plan and Trust (the “401(k) Plan”) in 2006.

(4)

This column represents the dollar amount of compensation expense recognized for financial statement reporting purposes with respect to fiscal 2006 for the fair value of all stock awards (both restricted and unrestricted) granted under the Stock Incentive Plan in 2006 as well as in prior fiscal years, calculated in accordance with Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, issued by the Financial Accounting Standards Board (“SFAS 123(R)”). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For grants of both restricted and unrestricted shares of Common Stock, fair value is calculated using the average of the high and low sales prices for the Company’s Common Stock on the NYSE on the date of grant (which, in the case of shares issued in lieu of salary or bonus compensation, is the date on which such amounts otherwise become payable, notwithstanding the fact that such shares are not actually issued until a later date). For additional information, refer to Note 18 – Share Based Compensation in the Company’s audited financial statements contained in the Annual Report to Shareholders that accompanies this proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC. Amounts shown reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be realized by each Named Executive Officer. Additional information on awards made during 2006 is also presented in the Grants of Plan-Based Awards Table and related footnotes herein.

(5)

The Company did not grant any stock options during 2006. This column represents the dollar amount of compensation expense recognized for financial statement reporting purposes with respect to fiscal 2006 for the fair value of stock options granted to each of the Named Executive Officers under the Stock Incentive Plan in prior fiscal years. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The fair values per option of $0.87 and $1.755 for the May 2001 and May 2002 grants, respectively, were estimated using the Black-Scholes option–pricing model in accordance with SFAS 123(R). The following assumptions were used for the May 2001 and May 2002 grants, respectively: expected life of 5.9 years and 7.0 years, expected volatility of 18.00% and 19.69%, expected dividend yield of 8.34% and 6.83%, and a risk free rate of 5.07% and 4.84%. For additional information, refer to Note 18 – Share Based Compensation in the Company’s audited financial statements contained in the Annual Report to Shareholders that accompanies this proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC. Amounts shown reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be realized by each Named Executive Officer.

(6)

For fiscal year 2006, amounts shown represent term life insurance premiums paid by the Management Company and matching contributions by the Management Company under the 401(k) Plan. For fiscal year 2006, such amounts for each Named Executive Officer were as follows:

Name of Executive	Term Life Insurance Premiums	401(k) Matching Contributions	Total
Charles B. Lebovitz	$16,500	$5,500	$22,000
John N. Foy	15,500	5,500	21,000
Stephen D. Lebovitz	13,500	5,500	19,000
Eric P. Snyder	13,500	5,500	19,000
Augustus N. Stephas	13,500	5,500	19,000

2006 Grants of Plan-Based Awards

Name of Executive	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards
Charles B. Lebovitz	3/31/2006 5/8/2006 6/30/2006 9/29/2006 12/22/2006	751 (1) 15,000 (2) 823 (1) 679 (1) 647 (1)	$ 31,982 591,375 31,990 26,964 27,384
John N. Foy	1/20/2006 3/31/2006 5/8/2006 6/30/2006 9/29/2006 12/22/2006	18,498 (3) 1,110 (1) 15,000 (2) 1,051 (1) 1,004 (1) 965 (1)	$776,731 47,248 591,375 40,908 39,846 40,242
Stephen D. Lebovitz	3/31/2006 5/8/2006 6/30/2006 9/29/2006 12/22/2006	1,266 (1) 15,000 (2) 1,387 (1) 1,130 (1) 1,087 (1)	$ 53,937 591,375 53,941 44,650 45,198
Eric P. Snyder	1/03/2006 1/23/2006 5/8/2006	8,113 (4) 109 (5) 3,000 (2)	$325,574 4,577 118,275
Augustus N. Stephas	5/8/2006	3,000 (2)	$118,275

(1)

Represents fully vested, unrestricted shares of stock issued to such officer pursuant to agreements entered into under the Stock Incentive Plan, which provide that the amounts representing annual increases over each of such officers’ base salaries since 1995 (net of the dollar amounts withheld for taxes) are paid in quarterly installments (generally on the last business day of each quarter) in the form of the Company’s Common Stock rather than cash, with the number of shares issued in payment of each such quarterly installment determined based on the market price of the Common Stock on each of the three monthly payroll dates during the quarter.

(2)	Represents an award of shares of restricted stock to such officer under the Stock Incentive Plan, with the additional terms and conditions as described in the narrative presented below.

(3)

Represents an award of fully vested, unrestricted shares issued to Mr. Foy under the Stock Incentive Plan in payment of a bonus earned for fiscal 2005 performance, pursuant to each officer’s option to elect whether to have his or her bonus paid in cash or in shares of the Company’s Common Stock, as described below.

(4)

Represents an award of fully vested, unrestricted shares issued to Mr. Snyder under the Stock Incentive Plan in payment of a bonus earned for fiscal 2005 performance, pursuant to each officer’s option to elect whether to have his or her bonus paid in cash or in shares of the Company’s Common Stock, as described below.

(5)

Represents an award of fully vested, unrestricted shares issued to Mr. Snyder under the Stock Incentive Plan as a gross-up for dividends that would have been accrued on shares issued January 3, 2006 in payment of a bonus earned for fiscal 2005 performance, pursuant to each officer’s option to elect whether to have his or her bonus paid in cash or in shares of the Company’s Common Stock, as described below.

Additional Information Concerning Compensation Reported Above

The following discussion presents additional information relevant to the compensation reported above for each of the Named Executive Officers in the Summary Compensation Table and the 2006 Grants of Plan-Based Awards Table.

Quarterly Deferred Compensation Arrangements for Three Named Executive Officers

As described in the footnotes to the two preceding tables, each of Charles B. Lebovitz, John N. Foy and Stephen D. Lebovitz are parties to agreements entered into under the Stock Incentive Plan, dated as of January 1, 2004, pursuant to which the amounts representing annual increases over each of such officers’ base salaries since 1995 (net of the dollar amounts withheld for taxes) are paid in quarterly installments (generally on the last business day of each quarter) in the form of the Company’s Common Stock rather than cash, with the number of shares issued in payment of each such quarterly installment determined based on the average of the high and low trading prices reported for the Company’s Common Stock on the NYSE as of the month-end dates on which each of the three installments of deferred compensation became payable during the applicable quarterly period.

Bonus Arrangements for Named Executive Officers

The terms of the bonus arrangements for the Named Executive Officers for fiscal 2006 are described above in the “Compensation Discussion and Analysis” section. Each officer who received a bonus had the option of electing whether to have his or her bonus paid in cash or in shares of the Company’s Common Stock pursuant to the terms of the Stock Incentive Plan. The number of shares issued with respect to any bonus that an officer elects to receive in Common Stock is determined based on the market value of the Common Stock on the date when such bonus becomes payable. John N. Foy was awarded 15,737 fully vested, unrestricted shares of Common Stock in January 2007 after making such elections with respect to his bonus compensation payable for fiscal year 2006 performance.

Terms of Restricted Stock Grants to Named Executive Officers

The terms of each award of restricted shares of Common Stock granted to the Named Executive Officers during 2006 provide that the recipient of the award generally has all of the rights of a stockholder during the vesting/restricted period, including the right to receive dividends on the same basis and at the same rate as all other outstanding shares of Common Stock and the right to vote such shares on any matter on which holders of the Company’s Common Stock are entitled to vote. Each such award of restricted stock was made in May 2006 in conjunction with the annual meeting of stockholders, and the restrictions expire with respect to 20% of the shares granted to each Named Executive Officer annually beginning on the first anniversary of the date of grant. The shares generally are not transferable during the restricted period, except for any transfers which may be required by law (such as pursuant to a domestic relations order). If the Named Executive Officer’s employment terminates during the restricted period for any reason other than death, disability, or retirement after reaching age 70 with at least 10 years of continuous service, any non-vested portion of the restricted stock award is immediately forfeited by such officer. If employment terminates during the restricted period due to death or disability (as defined in the award), or due to the officer having retired after reaching age 70 and having maintained at least 10 years of continuous employment with the Company, its subsidiaries or affiliates, any portion of the restricted stock award that is not vested as of such date shall immediately become fully vested in the officer or his estate, as applicable. The terms of the restricted stock awards to the Named Executive Officers are substantially identical (except as to the number of shares subject to each such award) to the terms of all other annual restricted stock awards granted under the Stock Incentive Plan in May 2006 to employees of the Company.

Non-Competition Arrangements

Pursuant to agreements entered into at the time of the Company’s initial public offering in November 1993, each of Charles B. Lebovitz, John N. Foy and Stephen D. Lebovitz has agreed to refrain from competing with the Company until two years from the date of termination of his employment. Prohibited competition includes any participation in the development, improvement or construction of any shopping center project, acquiring any interest in a shopping center project or acquiring vacant land for development as a shopping center project. Charles B.

Lebovitz, John N. Foy and Stephen D. Lebovitz are, however, permitted to hold certain investments which they owned prior to completion of the Company’s initial public offering in November 1993.

2006 Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Charles B. Lebovitz	30,000 32,000 32,000 32,000 25,600	6,400	12.047 12.25 11.8595 13.8375 18.2675	4/29/2008 4/29/2009 5/03/2010 5/02/2011 5/07/2012	34,200 (3)	$1,482,570
John N. Foy	16,000 50,000 32,000 32,000 32,000 25,600	6,400	12.047 12.28125 12.25 11.8595 13.8375 18.2675	4/29/2008 2/01/2009 4/29/2009 5/03/2010 5/02/2011 5/07/2012	34,200 (3)	1,482,570
Stephen D. Lebovitz	32,000 50,000 32,000 32,000 32,000 25,600	6,400	12.047 12.28125 12.25 11.8595 13.8375 18.2675	4/29/2008 2/01/2009 4/29/2009 5/03/2010 5/02/2011 5/07/2012	55,980 (4)	2,426,733
Eric P. Snyder	—	3,600	18.2675	5/07/2012	8,000 (5)	346,800
Augustus N. Stephas	14,400	3,600	18.2675	5/07/2012	8,000 (5)	346,800

(1)

The Company has not granted any stock options since 2002. All option awards reflected in the table vest in 20% increments on each of the first through fifth anniversaries of their date of grant and expire on the tenth anniversary of their date of grant; accordingly, each of the remaining unexercisable installments reflected in the table will vest in full on May 7, 2007. Both the number of shares subject to each such option and the option exercise price have been adjusted to reflect the 6/15/05 Stock Split.

(2)

Except as otherwise noted, all of these shares were issued as part of the Company’s annual restricted stock grants to officers and other key employees in May of each year. Shares issued pursuant to each such annual restricted stock grant vest in 20% increments on each of the first through fifth anniversaries of their date of grant. Market value shown for all unvested shares of restricted stock is based on the closing price for the Company’s Common Stock on the NYSE on the last trading day of fiscal 2006 (December 29) of $43.35 per share.

(3)

Such shares were issued as part of the annual restricted stock grants described in Note (2) above, and vest as follows: 640 shares will vest on May 5 in each of the years 2007 and 2008; 640 shares will vest on May 10 in each of the years 2007, 2008 and 2009; 4,000 shares will vest on May 9 in each of the years 2007, 2008, 2009 and 2010; and 3,000 shares will vest on May 8 in each of the years 2007, 2008, 2009, 2010 and 2011.

(4)

21,780 of such shares were issued as part of a one-time restricted stock grant to Stephen Lebovitz which will vest in its entirety on October 28, 2007. The remaining 34,200 shares were issued as part of the annual restricted stock grants described in Note (2) above, and vest as follows: 640 shares will vest on May 5 in each of the years 2007 and 2008; 640 shares will vest on May 10 in each of the years 2007, 2008 and 2009; 4,000 shares will vest on May 9 in each of the years 2007, 2008, 2009 and 2010; and 3,000 shares will vest on May 8 in each of the years 2007, 2008, 2009, 2010 and 2011.

(5)

Such shares were issued as part of the annual restricted stock grants described in Note (2) above, and vest as follows: 360 shares will vest on May 5 in each of the years 2007 and 2008; 360 shares will vest on May 10 in each of the years 2007, 2008 and 2009; 800 shares will vest on May 9 in each of the years 2007, 2008, 2009 and 2010; and 600 shares will vest on May 8 in each of the years 2007, 2008, 2009, 2010 and 2011.

2006 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Charles B. Lebovitz	60,000	$1,817,250	8,180 (2)	$ 329,234 (2)
John N. Foy	96,000	3,049,840	27,908 (3)	1,156,480 (3)
Stephen D. Lebovitz	—	—	15,230 (4)	615,456 (4)
Eric P. Snyder	18,000	399,530	9,742 (5)	395,382 (5)
Augustus N. Stephas	72,000	2,048,328	1,520 (6)	60,196 (6)

(1)

For option exercises by each Named Executive Officer during 2006, amounts shown represent the aggregate sum of the difference between the closing price of the Company’s Common Stock on the NYSE on the date that each option was exercised and the option exercise price, times the number of shares underlying the exercised options. For vesting of restricted stock awards, amounts shown are based on the closing market price for the Company’s Common Stock on the NYSE on the respective dates when each installment vests. In each case, the officer either (A) may elect to sell all (or some portion) of the underlying shares immediately following the option exercise or the vesting date or (B) may elect to hold all (or some portion) of the underlying shares indefinitely or for sale at a later date. Accordingly, such amounts do not correspond to the actual value that will be realized by each Named Executive Officer pursuant to stock option exercises or the vesting of restricted stock during the year.

(2)

Includes 2,900 immediately vested shares (valued at $119,880) which Charles B. Lebovitz received in payment of quarterly salary deferrals, as discussed above, and 5,280 shares (valued at $209,354) received pursuant to restricted stock awards which vested during fiscal 2006.

(3)

Includes 22,628 immediately vested shares (valued at $947,126) which Mr. Foy received in payment of quarterly salary deferrals and a fiscal year 2005 bonus that Mr. Foy elected to receive in stock in January 2006, and 5,280 shares (valued at $209,354) received pursuant to restricted stock awards which vested during fiscal 2006.

(4)

Includes 4,870 immediately vested shares (valued at $201,304) which Stephen D. Lebovitz received in payment of quarterly salary deferrals, as discussed above, and 10,360 shares (valued at $414,152) received pursuant to restricted stock awards which vested during fiscal 2006.

(5)

Includes 8,222 immediately vested shares (valued at $335,186) which Mr. Snyder received in payment of a fiscal year 2005 bonus that Mr. Snyder elected to receive in stock in January 2006, and 1,520 shares (valued at $60,196) received pursuant to restricted stock awards which vested during fiscal 2006.

(6)	Includes 1,520 shares (valued at $60,196) received pursuant to restricted stock awards which vested during fiscal 2006.

Potential Payments Upon Termination

Except for the noncompetition arrangements described above, the Named Executive Officers do not have any employment, severance or change of control agreements with the Company. Accordingly, except for certain impacts on outstanding equity awards as described below, such officers will not receive compensation in connection with any termination of employment due to death, disability, retirement or any other reason, except for such benefits as are available generally to all salaried employees under the Company’s 401(k) Plan, insurance and other benefits programs.

Impact of Death, Disability or Retirement on Outstanding Awards Under the Stock Incentive Plan

All of the outstanding options granted to the Named Executive Officers under the Stock Incentive Plan provide that if the grantee’s employment terminates by reason of death, the option may be exercised by the grantee’s estate or representative for up to one year thereafter, but only to the extent that it was vested/exercisable on the date of death. In the case of a termination of employment due to disability or retirement, such options provide that they generally may be exercised by the grantee or the grantee’s representative for up to three years following such event, but only to the extent that they were vested/exercisable on the date of termination.

Outstanding restricted stock awards made to the Named Executive Officers prior to 2004 under the Stock Incentive Plan generally provide that all unvested shares are immediately forfeited if the grantee’s employment terminates for any reason, including death, disability or retirement. The only exception to this is one award of 21,780 shares of restricted stock made to Stephen D. Lebovitz on October 28, 2002, which vests on the fifth anniversary of the date of grant (October 28, 2007), and provides that it would immediately vest prior to that time if the grantee’s employment should terminate due to death, disability or termination by the Company without “cause” (as defined to include dishonesty, gross neglect of duties or persistent failure to abide by Company policies). Restricted stock awards made to the Named Executive Officers in 2004 and subsequent years, however, provide that if the grantee’s employment terminates by reason of death or disability, any portion of the award that is not vested on the date of such termination shall immediately vest in the grantee or the grantee’s estate.

“Disability” for these purposes generally means the employee’s complete and permanent disability as defined by the Company’s health insurance plans or as otherwise defined by the Company from time to time.

Beginning with the 2006 annual restricted stock grants, the Company has added a provision which states that, if the grantee’s employment terminates due to retirement after reaching age 70 and having maintained at least 10 years of continuous employment with the Company, its subsidiaries or affiliates, any portion of the award that is not vested as of such date shall immediately vest in the grantee.

Based on the foregoing, the following table summarizes the intrinsic value (that is, the value based on the Company’s stock price, and in the case of options, the Company’s stock price minus the exercise price) of all equity awards that each of the Named Executive Officers would have been entitled to retain if he had retired, died or become disabled, assuming that such event occurred as of December 31, 2006 (and using the NYSE closing price of $43.35 per share on December 29, 2006, the last trading day of the year):

Name	Termination Due to Retirement		Termination Due to Death/Disability
	Options	Restricted Stock Grants	Options	Restricted Stock Grants
Charles B. Lebovitz	$4,528,498	$650,250 (1)	$4,528,498	$1,427,082
John N. Foy	5,643,696	—	5,643,696	1,427,082
Stephen D. Lebovitz	6,144,544	—	6,144,544	2,371,245
Eric P. Snyder	—	—	—	315,588
Augustus N. Stephas	361,188	—	361,188	315,588

(1)

Since Charles B. Lebovitz is the only Named Executive Officer to have attained age 70 with 10 years of continuous employment with the Company as of December 31, 2006, no other Named Executive Officer would have retained any unvested shares of restricted stock if he had retired as of such date.

DIRECTOR COMPENSATION

The following table sets forth information regarding the compensation of each director not employed by the Company (a “Non-Employee Director”) for the Company’s fiscal year ended December 31, 2006. Directors who are employees of the Company do not receive any separate compensation for service in their capacity as a director.

2006 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(4)(5)	Total ($)
Claude M. Ballard	$50,000	$20,065	—	$70,065
Gary L. Bryenton	47,000	20,065	—	67,065
Martin J. Cleary	42,000	20,065	—	62,565
Matthew S. Dominski	47,000	20,065	—	67,065
Leo Fields	45,500	20,065	—	65,565
Winston W. Walker	68,000	20,065	—	88,065

(1)

This column reports the aggregate amount of all cash compensation paid to each Non-Employee Director during 2006 for Board and committee service, determined as described below under “Additional Information Concerning Director Compensation.”

(2)

This column represents the dollar amount of compensation expense recognized for financial statement reporting purposes with respect to fiscal 2006 for the fair value of all stock awards granted to the Non-Employee Directors under the Stock Incentive Plan in 2006 as well as in prior fiscal years, calculated in accordance with SFAS 123(R). The fair value of these restricted stock grants is calculated using the high low average price for the Company’s Common Stock on the NYSE on the date of grant. For additional information, refer to Note 18 – Share Based Compensation in the Company’s audited financial statements contained in the Annual Report to Shareholders that accompanies this proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC. Amounts shown reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be realized by each Non-Employee Director.

(3)

During 2006, each Non-Employee Director was granted 500 shares of restricted Common Stock under the Stock Incentive Plan, having a grant date fair value of $40.13 per share, which was the average of the high and low trading prices of the Company’s Common Stock as reported on the NYSE on January 3, 2006. The aggregate number of the outstanding shares of restricted Common Stock held by each Non-Employee Director as of December 31, 2006 was as follows: Claude M. Ballard – 2,200 shares; Gary L. Bryenton – 2,200 shares; Martin J. Cleary – 2,200 shares; Matthew S. Dominski – 1,500 shares; Leo Fields – 2,200 shares; and Winston W. Walker – 2,200 shares.

(4)

The Company did not grant any stock options during 2006. The Company did not record any compensation expense in fiscal 2006 related to stock options granted to directors in prior years because all of such options were fully vested on the date of grant and, accordingly, all related compensation expense was recognized at that time.

(5)

The aggregate number of the shares of Common Stock subject to outstanding options held by each Non-Employee Director as of December 31, 2006 was as follows: Claude M. Ballard – 7,000 shares; Gary L. Bryenton – 2,000 shares; Martin J. Cleary – 2,000 shares; Matthew S. Dominski – none; Leo Fields – none; and Winston W. Walker – none.

Additional Information Concerning Director Compensation

During 2006, each Non-Employee Director received from the Company an annual fee of $27,500. In addition to the annual fee, each Non-Employee Director received a meeting fee of $1,500 for each Board, Compensation Committee and Nominating/Corporate Governance Committee meeting attended and $750 for each telephonic Board meeting attended and reimbursement of expenses incurred in attending meetings. In addition, but with the exception of Mr. Walker, the Chairman of the Audit Committee, each Non-Employee Director received from the Company a fee of $1,500 for each Audit Committee meeting attended. Each Non-Employee Director serving as a member of the Executive Committee received from the Company a monthly fee of $750 in lieu of meeting fees for participation on the Executive Committee in 2006. Mr. Walker, who served as Chairman of the Audit Committee, received a monthly fee of $2,000, in lieu of meeting fees for participation on the Audit Committee in 2006.

For each fiscal year of the Company, the Company’s Stock Incentive Plan provides that each Non-Employee Director is entitled to receive either (i) an annual grant of options to purchase up to a maximum of 1,000 shares of Common Stock having an exercise price equal to 100% of the fair market value of the shares of Common Stock on December 31 of such fiscal year or (ii) an annual grant of up to a maximum of 1,000 shares of restricted Common Stock of the Company. For 2006, each Non-Employee Director received 500 shares of restricted Common Stock of the Company with a value (on the date of grant, January 3, 2007) of $42.975 per share, the average of the high and low trading prices of the Company’s Common Stock as reported on the NYSE on January 3, 2007. The restrictions on shares of Common Stock received by the Non-Employee Directors are set forth in the Stock Incentive Plan and provide that such shares may not be transferred during the Non-Employee Director’s term and for one year thereafter. Each holder of a Non-Employee Director option granted pursuant to the above-stated arrangement has the same rights as other holders of options in the event of a change in control. Options granted to the Non-Employee Directors (A) shall have a term of 10 years from date of grant, (B) are 100% vested upon grant, (C) are non-forfeitable prior to the expiration of the term except upon the Non-Employee Director’s conviction for any criminal activity involving the Company or, if non-exercised, within one year following the date the Non-Employee Director ceases to be a director of the Company, and (D) are non-transferable. In addition, any person who becomes a Non-Employee Director will receive an initial grant of 1,000 shares of restricted Common Stock upon joining the Board of Directors.

Equity Compensation Plan Information as of December 31, 2006

The following table sets forth information as to the Company’s equity compensation plans as of the end of the Company’s 2006 fiscal year:

Plan Category	(a) Number of securities to be issued upon exercise of the outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,502,720	$14.40 (1)	1,526,389
Equity compensation plans not approved by security holders	None	N/A	N/A

(1)

The weighted average calculation does not reflect 47,813 shares reserved for issuance under deferred compensation arrangements as of December 31, 2006. The Company’s Stock Incentive Plan permits the Compensation Committee to enter into deferred compensation arrangements designed to provide a deferral of taxable income to participants, which may be funded or unfunded and may provide for future payments to participants in the form of Common Stock or cash. As used by the Compensation Committee, these deferred compensation arrangements typically allow the executive/employee to elect to defer a portion of his/her salary or bonuses into the arrangement on an unfunded and unsecured basis. For deferred compensation arrangements payable in Common Stock, the amount of salary or bonus deferred is then deemed to be converted to shares of the Company’s Common Stock based on the closing price of the Common Stock on the date of the deferral. The number of such shares is then further deemed to increase as dividends are paid on the Common Stock as if such dividends had been utilized via the Company’s Dividend Reinvestment Plan to acquire additional shares of Common Stock at the price provided through the Company’s Dividend Reinvestment Plan. The arrangements generally provide that on the earlier of (i) a date certain as specified in each deferred compensation arrangement or (ii) the death, disability or termination of employment of the executive/employee or (iii) the merger, consolidation or sale of the Company, the executive/employee will then be entitled to receive the stated amount of cash or, for deferred compensation arrangements payable in Common Stock, that number of shares of Common Stock deemed set aside on the date of the deferral together with additional shares of Common Stock deemed acquired through the Company’s Dividend Reinvestment Plan through the date of the payout.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors consists of Claude M. Ballard, Martin J. Cleary, Matthew S. Dominski and Winston W. Walker, with Mr. Ballard serving as Chairman. None of the members of the Compensation Committee are or have been officers or employees of the Company or any of its subsidiaries and each member of the Compensation Committee is an Independent Director.

No executive officer of the Company served on any board of directors or compensation committee of any entity (other than the Company or its subsidiaries) with which any member of the Compensation Committee, or any other director of the Company, is affiliated.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information or report be deemed incorporated by reference into any future filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

The Compensation Committee of the Board of Directors of the Company is composed of four Independent Directors (Claude M. Ballard, Chairman, Martin J. Cleary, Matthew S. Dominski and Winston W. Walker) and operates under an amended and restated written charter adopted by the Board of Directors on February 3, 2004. A copy of the amended and restated charter is available and can be accessed in the “Investing – Corporate Governance” section of the Company’s website at cblproperties.com. The Company’s Board of Directors has determined that each of the members of the Compensation Committee is “independent” pursuant to the listing standards of the NYSE as currently applicable.

The Compensation Committee has reviewed and discussed with Management of the Company the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K and presented elsewhere in this proxy statement.

Based on the Compensation Committee’s review and discussions referred to above, the Compensation Committee recommended that the Board of Directors include the Compensation Discussion and Analysis in the Company’s proxy statement for its 2007 Annual Meeting and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC.

COMPENSATION COMMITTEE

Claude M. Ballard (Chairman)

Martin J. Cleary

Matthew S. Dominski

Winston W. Walker

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information or report be deemed incorporated by reference into any future filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

The Audit Committee of the Board of Directors of the Company is composed of four Independent Directors (Winston W. Walker, Chairman, Claude M. Ballard, Gary L. Bryenton and Matthew S. Dominski) and operates under an amended and restated written charter adopted by the Board of Directors on February 3, 2004. A copy of the amended and restated charter is available and can be accessed in the “Investing – Corporate Governance” section of the Company’s website at cblproperties.com. The Company’s Board of Directors has determined that each of the members of the Audit Committee is “independent” pursuant to the listing standards of the NYSE as currently applicable.

Management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent auditors are responsible for performing an independent audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with Management and the Company’s independent auditors. Management reported to the Audit Committee that the Company’s consolidated financial statements for the Company’s 2006 fiscal year were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed these consolidated financial statements with Management and the Company’s independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

The Company’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee discussed with the independent auditors their firm’s independence. The Audit Committee considered whether the provision of services by the independent auditors (other than audit services) is compatible with maintaining the independent auditors’ independence.

Pursuant to the mandates of the Sarbanes-Oxley Act of 2002, the Company’s Board of Directors has determined that Winston W. Walker, an Independent Director and Chairman of the Audit Committee, qualifies as an “audit committee financial expert” as such term is defined by the SEC.

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended that the Board of Directors include the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC and provide in such Annual Report on Form 10-K the disclosure of Winston W. Walker as an “audit committee financial expert”.

AUDIT COMMITTEE

Winston W. Walker (Chairman)

Claude M. Ballard

Gary L. Bryenton

Matthew S. Dominski

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval of Related Person Transactions

The Company’s Bylaws provide that any contract or transaction (i) between the Company or the Operating Partnership and one or more directors or officers of the Company or (ii) between the Company or the Operating Partnership and any other entity in which one or more of its directors or officers are directors or officers, or have a financial interest, must be approved by a majority of the Independent Directors (excluding any director who has an interest in the matter) or by the Company’s stockholders, after the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to them. The application of these provisions to the review and approval of those transactions and relationships reported for fiscal 2006 is described in pertinent detail below.

Management Company and Management Agreement

The Company is party to a management agreement with the Management Company pursuant to which the Management Company renders management and administrative services with respect to the Company’s properties. The Management Company also provides management services for certain properties owned by CBL’s Predecessor and certain other third parties for which the Management Company is paid a management fee. See “Retained Property Interests.” The Operating Partnership owns 100% of both of the Management Company’s preferred stock and its common stock.

Operating Partnership Agreement; CBL Rights

The Company, through subsidiaries, serves as the sole general partner of the Operating Partnership and owned, as of March 12, 2007, 65,605,028 common partnership units, representing a 1.615% interest as the sole general partner and a 54.811% interest as a limited partner for an aggregate 56.426% interest in the Operating Partnership. As of March 12, 2007, CBL’s Predecessor owned 14,678,230 common partnership units, representing a 12.625% limited partner interest in the Operating Partnership and CBL’s Predecessor also owned 2,985,678 shares of the Company’s Common Stock, for a combined total interest of 15.192% in the Operating Partnership. Certain executive and senior officers also own common partnership units.

Pursuant to the Operating Partnership Agreement, the limited partners possess CBL Rights, consisting of the rights to exchange all or a portion of their common units or special common units (as applicable) in the Operating Partnership for shares of Common Stock or their cash equivalent, at the Company’s election. The CBL Rights may be exercised at any time and from time to time to the extent that, upon exercise of the CBL Rights, the exercising party shall not beneficially or constructively own shares of Common Stock in excess of the applicable share ownership limits set forth in the Company’s Certificate of Incorporation. The Company, however, may not pay in shares of Common Stock to the extent that this would result in a limited partner beneficially or constructively owning in the aggregate more than its applicable ownership limit or otherwise jeopardize, in the opinion of counsel to the Company, the Company’s qualification as a REIT for tax purposes.

The number of shares of Common Stock received by the limited partners of the Operating Partnership upon exercise of CBL Rights will be based upon the equivalent number of partnership units owned by the limited partners on a one-for-one basis and the amount of cash received by the limited partners upon such exercise, if the Company elects to pay cash, will be based upon the trading price of the shares of Common Stock at the time of exercise.

CBL Rights will expire in November 2043 if not exercised prior to that date.

Retained Property Interests

CBL’s Predecessor owns interests in outparcels at certain of the Company’s malls and a 22.5% minority interest in Mall of the Avenues Limited Partnership, the majority interest of which is owned by third parties. The properties retained by CBL’s Predecessor are managed and leased by the Management Company, which receives a fee for its services pursuant to property management agreements that were already in place prior to the Company’s initial public offering in November 1993. Accordingly, these agreements were not subject to review under the procedures prescribed in the Company’s Bylaws since they predate the adoption of the Bylaws, and their existence was disclosed in the Company’s initial public offering prospectus and has been continually disclosed to investors in the Company’s periodic reports filed with the SEC since that time. During fiscal year 2006, CBL’s Predecessor paid the Management Company approximately $268,000 under such arrangements. The following individuals, collectively, own 100% of the equity interests in CBL’s Predecessor: Charles B. Lebovitz (Chairman and CEO of the Company); the four children of Charles B. Lebovitz (Stephen D. Lebovitz (President and Secretary of the Company); Michael I. Lebovitz (Senior Vice President – Chief Development Officer of the Company); Alan L. Lebovitz (Vice President – Asset Management of the Company); and Beth Lebovitz-Backer); John N. Foy (Vice Chairman of the Board and Chief Financial Officer of the Company); and Ben S. Landress (Executive Vice President – Management of the Company).

These property management arrangements are expected to continue on substantially similar terms, with management fees paid on the same basis, during fiscal year 2007.

Affiliated Entities

Certain executive officers of the Company and two members of the immediate family of Charles B. Lebovitz collectively have a significant but non-controlling interest in EMJ Corporation, a major national construction company that built substantially all of the properties developed by the Company and is currently building 22 of the Company’s projects under construction, including renovations and expansions. Such interests, which collectively aggregate to 46.28% of the total equity interests in the construction company, are held by the following individuals: Charles B. Lebovitz (Chairman and CEO of the Company); the four children of Charles B. Lebovitz (Stephen D. Lebovitz (President and Secretary of the Company); Michael I. Lebovitz (Senior Vice President – Chief Development Officer of the Company); Alan L. Lebovitz (Vice President – Asset Management of the Company); and Beth Lebovitz-Backer); John N. Foy (Vice Chairman of the Board and Chief Financial Officer of the Company); and Ben S. Landress (Executive Vice President – Management of the Company). Charles B. Lebovitz is also a director of this construction company and receives substantial director fees in such capacity. The majority interest in the construction company is held by members of the construction company's senior management and a majority of the construction company’s directors are members of its senior management, none of whom are affiliated (as shareholders or directors) with CBL’s Predecessor or the Company.

As of December 31, 2006, the Company had 32 active contracts (including contracts with respect to each of the construction properties) with such construction company having an aggregate value of approximately $305.9 million (the portion of such amount that is the Company’s obligation is $297.8 million and the balance is the obligation of third party partners). During fiscal year 2006, the Company and its third party partners paid an aggregate of approximately $218.6 million to this construction company (the portion of such amount that was paid by the Company was $215.0 million and the balance was paid by third party partners). Gross revenues to the construction company from its contracts with the Company in 2006 represented less than one-third of the 2006 aggregate gross revenues of the construction company.

The Company’s Audit Committee reviews the relationship between the Company and the referenced construction company pursuant to procedures approved by the Independent Directors in accordance with the Bylaws upon their establishment in November 1994. These procedures include an ongoing review by the Company’s independent auditors of a cross section of the Company’s contracts with the referenced construction company for, among other things, the provisions for allocation of cost savings between owner and contractor.

The construction company also leases 20,637 square feet of office space at the Company’s office building in Chattanooga, Tennessee. This lease was approved at the time that it was entered into by the Independent Directors in accordance with the Bylaws. In connection with such approval, the Independent Directors considered management’s opinion that, at the time such lease was entered into, it provided for rental payments at market rates and terms. The aggregate of all payments made (or to be made) by the construction company to the Company from January 1, 2006 through the end of the contract term of such lease is $3,622,000, with such payments during fiscal 2006 having totaled $609,000. The construction company also is currently engaged in negotiations with the Company regarding the terms of a new lease agreement to be entered into with respect to office space (which will replace the office space subject to the current arrangement) in a new office building that is under construction adjacent to the Company’s existing office building. Once finalized, the terms of the new lease also will be subject to approval by the Company’s Independent Directors in accordance with the Bylaws.

100 SC Partners, a limited partnership that owns two aircraft and a fractional interest in another aircraft used by the personnel of the Company and the construction company, is beneficially owned as follows: 560, Inc., which holds a 1% interest as the sole general partner of the partnership, is wholly owned by Charles B. Lebovitz; CBL’s Predecessor holds a 98% limited partner interest and the construction company owns a 1% limited partner interest. Each partner contributes equally to fixed costs and shares variable costs through an hourly charge based on usage. The Company reimburses the partnership for costs on an hourly basis associated with use of the aircraft relating to the business of the Company. During fiscal year 2006, the Company paid approximately $2.8 million as reimbursement for operating expenses pursuant to such arrangement, with the amount of such reimbursement being previously approved by the Company’s Independent Directors in accordance with the Bylaws. As described above, certain individuals who are deemed to be “related persons” with respect to the Company in accordance with applicable SEC rules collectively own 100% of CBL’s Predecessor and own 46.28% of the equity interests in the construction company.

Certain Retail Leases

Certain officers and certain Company employees are partners in partnerships that lease 32 spaces representing approximately 30,000 square feet in 24 of the Company’s malls as tenants. Such spaces are operated as food service and entertainment establishments. The aggregate of all payments made (or to be made) by such entities to the Company from January 1, 2006 through the end of the contract term of each of the relevant leases is $13,799,000, with such payments during fiscal 2006 having totaled $2,490,792. The following table sets forth information concerning the interest of each of the Company’s executive officers who participates in any these partnerships, to the extent that the value of such officer’s pro-rata interest the aggregate lease payments described above exceeds $120,000:

Officer’s Name and Title	Number of Partnerships in Which The Officer Participates	Pro-Rata Interest in Total Lease Payments Based on Officer’s Aggregate Ownership Interest(1)
John N. Foy Vice Chairman of the Board of Directors, Chief Financial Officer and Treasurer	4	$537,128
Augustus N. Stephas Senior Vice President – Chief Operating Officer	9	1,189,156
Eric P. Snyder Senior Vice President – Director of Corporate Leasing	9	1,189,156
Stephen D. Lebovitz President and Secretary	3	196,389
Ronald L. Fullam Senior Vice President – Development	8	905,401
Ben S. Landress Executive Vice President – Management	4	528,489
Michael I. Lebovitz Senior Vice President – Chief Development Officer	9	711,448
Mark D. Mancuso Senior Vice President – Director of Development – New England Office	7	714,000
Farzana K. Mitchell Senior Vice President – Finance	2	265,922
Jerry L. Sink Senior Vice President – Mall Management	3	264,271
R. Stephen Tingle Senior Vice President – Development	7	788,127
Charles W.A. Willett, Jr. Senior Vice President – Real Estate Finance	4	542,890

(1)	Excludes any future percentage rents based on sales levels which are not presently determinable.

Each of these leases has been approved at the time that they were entered into by the Independent Directors in accordance with the Bylaws. In connection with such approvals, the Independent Directors considered management’s opinion that, at the time each of these leases were entered into, they provided for rental payments at market rates and terms.

Certain Employment Relationships

Michael I. Lebovitz and Alan L. Lebovitz, sons of Charles B. Lebovitz, are employed by the Company as Senior Vice President – Chief Development Officer and Vice President – Asset Management, respectively. Each receives compensation from the Company commensurate with his level of experience and other Company employees having similar responsibilities, and based upon an annual review of his individual performance conducted in the same manner described above for all Company officers. During 2006, the aggregate compensation paid by the Company to these individuals (including both cash compensation and the amount of compensation expense recognized by the Company pursuant to SFAS 123(R) with respect to outstanding stock and option awards) was as follows: Michael I. Lebovitz – $721,463 and Alan L. Lebovitz – $490,220. Each also is eligible for equity awards under the Company’s Stock Incentive Plan and the Company’s insurance and other employee benefit programs on the same basis as other, similarly situated employees. The compensation of both Michael I. Lebovitz and Alan L. Lebovitz is subject to approval by the Compensation Committee in connection with that Committee’s approval of the compensation of all officers of the Company of the level of vice president or higher.

Other

Charles B. Lebovitz is currently an advisory director of First Tennessee Bank, N.A., Chattanooga, Tennessee (“First Tennessee”). The Company is currently maintaining a $100 million line of credit from a group of banks led by First Tennessee that matures in 2008. There was approximately $52.1 million outstanding on this line of credit as of December 31, 2006. First Tennessee also provides certain cash management services to the Company. In the future, the Company or the Operating Partnership may, in the ordinary course of business, engage in other transactions with First Tennessee on competitive terms. All such transactions have been, and will continue to be, approved by the Company’s Board of Directors.

John N. Foy is currently an advisory director of Regions Bank of Tennessee (“Regions”). The Company is currently maintaining an unsecured $10 million line of credit from Regions to be used only for Letters of Credit that matures in 2008. There was approximately $4.5 million of Letters of Credit drawn on this line of credit as of December 31, 2006. The Company also maintains a secured $17.1 million line of credit to be used only for Letters of Credit from Regions that matures in 2007. There was approximately $1.1 million of Letters of Credit drawn on this line of credit as of December 31, 2006. In addition, Regions is the lender on a $35.0 million construction loan for one of the Company’s projects and approximately $31.5 million was outstanding on such construction loan as of December 31, 2006. Regions is a 25% participant in the First Tennessee line of credit referred to in the immediately preceding paragraph and provides certain cash management services to the Company. In the future, the Company or the Operating Partnership may, in the ordinary course of business, engage in other transactions with Regions on competitive terms. All such transactions have been, and will continue to be, approved by the Company’s Board of Directors.

RATIFICATION OF THE SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The firm of Deloitte & Touche LLP (“Deloitte & Touche”) has served as the independent auditors for the Company since May 7, 2002, and the Audit Committee has recommended, subject to ratification by the stockholders, that Deloitte & Touche serve as the Company’s independent auditors for the fiscal year ending December 31, 2007.

Independent Registered Public Accountants’ Fees and Services

The Company was billed for professional services provided during fiscal years 2005 and 2006 by Deloitte & Touche in the amounts set out in the following table.

	2005	2006
Audit Fees (1)	$ 769,505	$ 772,470
Audit-Related Fees (2)	276,580	312,820
Tax Fees – Compliance (3)	196,510	235,000
Tax Fees – Consulting (4)	319,783	293,800
All Other Fees (5)	50,395	—
Total	$1,612,773	$1,614,090

(1)

Consists of fees billed for professional services in connection with the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2005 and December 31, 2006, the audit of the Company’s internal controls over financial reporting as of December 31, 2005 and December 31, 2006, reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q during the 2005 and 2006 fiscal years, comfort letters and other services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements.

(2)

Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees”. These services include audits of the Company’s subsidiaries pursuant to requirements of certain loan agreements, joint venture agreements and ground lease agreements.

(3)	Consists of fees billed for professional services for assistance regarding federal and state tax compliance.
(4)	Consists of fees billed for professional services for tax advice and tax planning, which consists of tax services related to mergers and acquisitions and tax planning services.
(5)	Consists of fees for products and services other than the services reported above. These services included permitted software license and implementation fees related to tax compliance software.

The Audit Committee of the Board of Directors has considered the services rendered by Deloitte & Touche for services other than the audit of the Company’s financial statements and has determined that the provision of these services is compatible with maintaining the independence of Deloitte & Touche.

The Audit Committee has adopted a policy that it is required to approve all services (audit and/or non-audit) to be performed by the independent auditor to assure that the provision of such services does not impair such auditor’s independence. All services, engagement terms, conditions and fees, as well as changes in such terms, conditions and fees, must be approved by the Audit Committee in advance. The Audit Committee will annually review and approve services that may be provided by the independent auditor during the next year and will revise the list of approved services from time to time based on subsequent determinations. The Audit Committee believes that the independent auditor can provide tax services to the Company such as tax compliance, tax planning and tax advice without impairing such auditor’s independence and that such tax services do not constitute prohibited services pursuant to SEC and/or NYSE rules. The authority to approve services may be delegated by the Audit Committee to one or more of its members including the Chairman of the Audit Committee, but may not be delegated to management. If authority to approve services has been delegated to an Audit Committee member, any such approval of services must be reported to the Audit Committee at its next scheduled meeting. The Audit Committee has not relied on the de minimis exception under applicable SEC rules in approving any of the non-audit fees described above.

Recommendation and Vote Necessary to Approve the Proposal

The Board of Directors, in concurrence with the Audit Committee, proposes and recommends that the stockholders ratify the selection of Deloitte & Touche to serve as the independent auditors for the Company’s fiscal year ending December 31, 2007. Unless otherwise directed by the stockholders, proxies will be voted for approval of the selection of Deloitte & Touche to serve as the Company’s independent auditors for the 2007 fiscal year. A representative of Deloitte & Touche will attend the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions.

The ratification of the selection of Deloitte & Touche as the Company’s independent auditors for the 2007 fiscal year must be approved by a majority of the shares of Common Stock present or represented at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE RATIFICATION OF THE SELECTION OF

DELOITTE & TOUCHE LLP AS THE COMPANY’S

INDEPENDENT AUDITORS FOR 2007

DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

In accordance with the rules established by the SEC, stockholder proposals to be included in the Company’s proxy statement with respect to the 2008 Annual Meeting of Stockholders must be received by the Company at its executive offices located at 2030 Hamilton Place Blvd., Suite 500, CBL Center, Chattanooga, Tennessee 37421-6000 no later than December 1, 2007, and must comply with other applicable SEC rules.

In addition, the Company’s Bylaws provide that any stockholder of record desiring to nominate a director or have a stockholder proposal considered at an annual meeting must provide written notice of such nomination or proposal and appropriate supporting documentation, as set forth in the Bylaws, to the Company at its principal executive offices not less than 60 days nor more than 90 days prior to the anniversary date of the prior year’s annual meeting (the “Anniversary Date”); provided, however, that stockholders will have additional time to deliver the required notice in the event the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the Anniversary Date.

HOUSEHOLDING OF PROXY MATERIALS

If you and other residents at your mailing address own common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our annual report and proxy to your address. However, even if your broker has sent only one copy of these proxy materials, you should receive a proxy card for each stockholder in your household.

You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm and your account number to Householding Department, 51 Mercedes Way, Edgewood, NY 11717 (telephone number: 1-800-542-1061). The revocation of your consent to householding will be effective 30 days following its receipt. If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting us in the same manner. In any event, if you did not receive an individual copy of this proxy statement or our annual report, you can obtain a copy by contacting our Director of Investor Relations, either by mail at our corporate office or by e-mail to Katie_Reinsmidt@cblproperties.com.

OTHER BUSINESS OF THE MEETING

Management is not aware of any matters to come before the Annual Meeting other than those stated in this Proxy Statement. However, if any matters of which management is not now aware should come before the meeting or any adjournment, the proxies confer discretionary authority with respect to acting thereon, and the persons named in such proxies intend to vote, act and consent in accordance with their best judgment with respect thereto. Upon receipt of such proxies (in the form enclosed and properly signed) in time for voting, the shares represented thereby will be voted as indicated thereon and in this Proxy Statement.

By Order of the Board of Directors

STEPHEN D. LEBOVITZ

Secretary

Chattanooga, Tennessee

March 30, 2007

COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2006, MAY BE OBTAINED WITHOUT CHARGE BY ANY STOCKHOLDER TO WHOM THIS PROXY STATEMENT IS SENT UPON WRITTEN REQUEST TO INVESTOR RELATIONS, CBL & ASSOCIATES PROPERTIES, INC., 2030 HAMILTON PLACE BLVD., SUITE 500, CBL CENTER, CHATTANOOGA, TENNESSEE 37421-6000.

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE

TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

12:00 a.m., Central Time, on May 6, 2007.

Vote by Internet

•	Log on to the Internet and go to
www.investorvote.com
•	Follow the steps outlined on the secured website.

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the United
States, Canada & Puerto Rico any time on a touch tone
telephone. There is NO CHARGE to you for the call.

•   Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.  ☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

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[A]	Proposals – The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:	For	Withhold	For	Withhold

01 – Stephen D. Lebovitz*	☐	☐	02 – Winston W. Walker*	☐	☐

* To re-elect two directors to serve for three year and until their respective successors have been duly elected and qualified.

For	Against	Abstain
2.	To ratify the selection of Deloitte & Touches, LLP as the	☐	☐	☐
Independent Registered Public Accountants for the
Company’s fiscal year ending December 31, 2007.

[B]	Non-Voting Items

Change of Address – Please print new address below.

[C]	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

NOTE: When shares are held by joint tenants, both should sign. Persons signing as Executor, Administrator, Trustee, etc. should so indicate. Please sign exactly as the name appears on the proxy.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
______________________________________	_________________________________________	_________________________________________
/	/
______________________________________	_________________________________________	_________________________________________

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

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Proxy – CBL & ASSOCIATES PROPERTIES, INC.

ANNUAL MEETING OF STOCKHOLDERS ON MAY 7, 2007

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints CHARLES B. LEBOVITZ and STEPHEN D. LEBOVITZ and each or any of them proxies, with power of substitution, to vote all shares of the undersigned at the Annual Meeting of Stockholders to be held on Monday, May 7, 2007, at 4:00 p.m., local time, at The Chattanoogan, 1201 South Broad Street, Chattanooga, Tennessee or at any adjournment thereof, upon the matters set forth in the Proxy Statement for such meeting, and in their discretion, on such other business as may properly come before the meeting. The undersigned hereby revokes all proxies previously given.

IF NO CONTRARY SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

YOUR VOTE IS IMPORTANT

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to Corporate Election Services, P.O. Box 3230, Pittsburgh, PA 15230, so your shares will be represented at the Annual Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card.